EXHIBIT 10.29

INDUSTRIAL LEASE - NET

1. BASIC PROVISIONS (“BASIC PROVISIONS”).

1.1 Parties: This Industrial Lease – Net (“Lease”), dated for reference purposes only March 31, 2004, is made by and between SP KAISER GATEWAY I, LLC, a Delaware limited liability company (“Lessor”), and LEAPFROG ENTERPRISES, INC., a Delaware corporation (“Lessee”) (collectively the “Parties,” or individually a “Party”).

1.2 Premises: “Premises” shall mean that certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as 13479 Valley Road, unincorporated San Bernardino County (“County”), Fontana area, California (the “Building”), which Building consists of approximately 600,080 square feet of space, together with appurtenant parking areas, driveways and landscaped areas. A site plan for the Premises is attached as Exhibit A-1, and a legal description of the Premises is attached as Exhibit A-2.

1.3 Term: Seventy-seven (77) months (“Original Term”), commencing upon the date (“Commencement Date”) that is the later of (i) June 15, 2004, or (ii) Substantial Completion of the Building Tenant Improvements (as such terms are defined in Exhibit C), and ending on the date (“Expiration Date”) that is seventy-seven (77) months thereafter. The “Term” of this Lease shall be the Original Term and any Extension Term (as defined in Paragraph 39.4) which Lessee may elect pursuant to Paragraph 39.4. (See also Paragraph 3)

1.4 Early Possession: From and after the date of the full execution and delivery of this Lease (the “Early Possession Date”), Lessee shall have right of access and early occupancy of the Premises. The rights granted to Lessee in this Paragraph 1.4 are subject to the provisions of Paragraphs 3.2 and 3.3.

1.5 Base Rent: “Base Rent” shall be payable on the first day of each month commencing with the Commencement Date in accordance with the following schedule:

Period	Base Rent per square foot per month	Base Rent per month
Month 1- Month 5	$0 NNN	$0
Month 6- Month 38	$0.31 NNN	$186,024.80
Month 39- Month 77	$0.33 NNN	$198,026.40

1.6 Base Rent Paid Upon Execution: $186,024.80, as Base Rent for the sixth (6th) month of the Original Term.

1.7 Intentionally Omitted.

1.8 Agreed Use: Subject to the provisions of Paragraph 6 and the other provisions of this Lease, the Premises may only be used for warehouse, storage, light assembly, packaging and distribution and related general office use and/or any other uses which comply

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with all Applicable Requirements (as defined in Paragraph 2.3) (the “Agreed Use”). (See also Paragraph 6)

1.9 Insuring Party: Lessor is the “Insuring Party” unless otherwise stated herein. (See also Paragraph 8)

1.10 Real Estate Brokers: (See also Paragraph 15)

(a) Representation: The following real estate brokers (collectively, the “Brokers”) and brokerage relationships exist in this transaction:

Colliers Seeley and CB Richard Ellis, Inc., represent Lessor exclusively (“Lessor’s Broker”); and

Lee & Associates represents Lessee exclusively (“Lessee’s Broker”).

1.11 Exhibits: Attached hereto are Exhibits A, B and C, all of which constitute a part of this Lease and are incorporated into this Lease by reference.

2. PREMISES.

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is an approximation which the Parties agree is reasonable and the rental based thereon is not subject to revision.

2.2 Condition. Lessee shall accept the Premises in their condition as of the Commencement Date; provided, however, that the Building Tenant Improvements (as defined in Exhibit C) have been Substantially Completed and the Premises are free of debris or construction materials resulting from the Building Tenant Improvements.

2.3 Compliance. To Lessor’s actual knowledge, the improvements on the Premises, including the Tenant Improvements, shall comply with all applicable laws, conditions, covenants or restrictions and other matters of record, building codes, regulations and ordinances (“Applicable Requirements”) in effect on the Commencement Date and applicable to the use of the Premises for warehousing, distribution and light assembly, including, without limitation, the Americans with Disabilities Act of 1990, as amended. Lessor shall have no responsibility for any non-compliance with Applicable Requirements arising out of the specific use to which Lessee will put the Premises other than as set forth in the preceding sentence. Lessor shall also have no responsibility for any non-compliance with Applicable Requirements for any Alterations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. Lessee is responsible for determining whether or not the zoning is appropriate for Lessee’s intended use. If Lessee does not give Lessor written notice of a non-compliance with Applicable Requirements within ninety (90) days following the Commencement Date, correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense. Except as otherwise specifically provided in this Paragraph 2.3 and in Paragraph 6.2, from and after the Commencement Date, Lessee shall be responsible, at Lessee’s sole cost and expense, for causing the Premises to comply with all Applicable Requirements including, without limitation, the Americans with Disabilities Act of 1990, as amended. In addition, if the Applicable Requirements are hereafter changed so as to require during the Term of this Lease the construction of an addition to or an alteration of the Building, the remediation of any Hazardous Substance (except for those Hazardous Substances which Lessee is specifically not responsible for pursuant to Paragraph 6.2 hereof), or the reinforcement or other physical modification of the Building, Lessee shall be fully responsible for the cost thereof. Notwithstanding anything to the contrary contained in the preceding sentence, if such construction, alteration or modification constitutes a capital expenditure as determined by Lessor in accordance with generally accepted accounting principles (“GAAP”) consistently applied and is not required to be completed as a result of Lessee’s use of the Premises or any Alteration undertaken by Lessee, the cost thereof shall be paid by Lessor and Lessee shall reimburse Lessor for Lessee’s Share of the Capital Item (as hereinafter defined) at the time the expense is incurred by Lessor. The full amount of the cost of such capital expenditure shall be amortized, on a straight line basis, over its useful life as reasonably determined by Lessor in accordance with GAAP and the annual amount of such amortization shall be the “Annual Amortized Amount”. The product of the Annual Amortized Amount multiplied by the number of years (pro-rated for any partial year) remaining in the Term (excluding any Extension Term unless Lessee has exercised its right under this Lease to extend the term for such Extension Term) after the payment for such capital expenditure shall be “Lessee’s Share of the Capital Item”.

2.4 Assignment of Warranties. Lessor and Lessee shall have the joint right to pursue any rights which Lessor has under all transferable warranties, if any, as to the roof and all systems in the Building and all improvements forming a part of the Premises, for which Lessee has any maintenance or repair obligations under this Lease. To the extent necessary for Lessee to pursue such rights, Lessor shall reasonably cooperate with Lessee in connection therewith. Notwithstanding the foregoing to the contrary, Lessee shall not have the right to enforce any warranties which Lessor is not entitled to transfer to Lessee.

2.5 Common Area. Subject to (i) compliance with any future rules and regulations reasonably prescribed by Lessor, (ii) the provisions of this Lease including, without limitation, Paragraph 42, (iii) the right of Lessor and its agents and representatives to perform any obligations and exercise any rights they may have under this Lease, and (iv) compliance with Applicable Requirements, Lessee shall have exclusive use of the areas of the Premises outside of the Building. Lessor shall obtain Lessee’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, prior to agreeing to any new conditions, covenants or restrictions affecting the Premises which materially diminish Lessee’s rights and/or materially increase Lessee’s obligations under this Lease.

3. TERM.

3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3. Upon the request of either Party, promptly after the Commencement Date, the Parties shall execute and deliver a written acknowledgment confirming the Commencement Date and the Expiration Date.

3.2 Early Possession. Lessee shall have the right of Early Possession, as set forth in Paragraph 1.4 above; provided, however, that (i) Lessee shall provide Lessor with copies of certificates of insurance, complying in all respects with the terms of this Lease for all insurance required to be provided by Lessee hereunder prior to entering the Premises, (ii) Lessee shall have obtained any and all governmental approvals required for the Early Possession, (iii) Lessor may impose any restrictions and conditions on Lessee’s right of Early Possession which Lessor deems reasonably necessary until Substantial Completion of the Building Tenant Improvements (and Lessee acknowledges and agrees that any restrictions and conditions imposed by Lessor with the purpose of attempting to avoid any delay in the Commencement Date shall be deemed reasonable), and (iv) in no event shall Lessee or Lessee’s employees, agents, consultants, contractors or invitees (collectively, the “Lessee Parties”) interfere with the construction of the Tenant Improvements, nor with any inspections or issuance of final approvals by any applicable governmental authority, and if Lessee fails to cease such interference promptly after notice from Lessor specifying the nature of such interference, Lessor shall have the right to terminate Lessee’s right of Early Possession until Substantial Completion of the Building Tenant Improvements. During the period from the Early Possession Date until the Commencement Date, all of the terms of this Lease shall be in effect except that Lessee shall not be required to pay any Base Rent, Real Property Taxes (as defined in Paragraph 10), insurance premiums or Operating Expenses other than utilities for the Premises. Lessee hereby releases and discharges Lessor and Lessor’s employees, agents, consultants, contractors and manager (collectively, the “Lessor Parties”) from and against any and all claims of loss, damage or injury to persons or property, including without limitation any product inventory, which is alleged to have occurred during the period of Early Possession, excluding claims of loss, damage or injury to persons or property caused by the gross negligence or willful misconduct of Lessor or a Lessor Party. Lessor makes no representation or warranty about safety of the Premises during any period of Early Possession, as construction and other activities will be ongoing. Lessee shall coordinate its activities in the Premises during Early Possession with Lessor and Lessor’s Contractor (as defined in Exhibit C).

3.3 Delay In Possession. Lessor agrees to use commercially reasonable efforts to deliver possession of the Premises to Lessee by June 30, 2004, subject to Lessee Delay (as defined in Exhibit C). If, despite said efforts, Lessor is unable to deliver possession as agreed, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease. Except as provided herein, Lessee shall not, however, be obligated to pay Rent (other than utilities for the Premises) or perform its other obligations until it receives possession of the Premises with the Building Tenant Improvements Substantially Complete, unless and to the extent that Lessor’s failure to deliver possession of the Premises resulted from Lessee Delay (as defined in Exhibit C).

3.4 Lessee Compliance. Lessor shall not be required to tender possession or permit Early Possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Commencement Date, including the payment of Rent (subject to the free Rent provisions of Paragraph 4.1), notwithstanding Lessor’s election to withhold possession pending receipt of such evidence of insurance.

4. RENT.

4.1 Rent Defined. All obligations of Lessee under this Lease to pay money to Lessor including, without limitation, Base Rent, Operating Expenses, Real Property Taxes and for the insurance required to be maintained under this Lease are deemed to be rent (“Rent”). For the period of Month 1 through (and including) Month 5, Lessee shall not be required to pay Base Rent (but shall be required to pay all other Rent other than the first $58,000 of other Rent due to Lessor under this Lease).

4.2 Payment. Lessee shall cause payment of Base Rent and other Rent or charges, as the same may be adjusted hereunder from time to time, to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Base Rent and other Rent or charges for any period during the Term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month. Payment of Base Rent and other Rent or charges shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Base Rent and other Rent or charges, regardless of Lessor’s endorsement or notation on any check so stating.

5. OPERATING EXPENSES.

5.1 Operating Expenses. This Lease is intended to be a “net” lease whereby all costs and charges relating to the ownership, management, use, maintenance, repair and operation of the Premises shall be borne solely by Lessee, unless this Lease expressly states that such costs and charges are to be borne by Lessor. In connection with the foregoing, in addition to Lessee’s repair and maintenance obligations set forth elsewhere in this Lease, Lessee shall pay to Lessor the Operating Expenses (as defined below) in each calendar year (including partial calendar years) during the Term of this Lease pursuant to the following provisions of this Paragraph 5. “Operating Expenses” shall mean all costs and expenses incurred by Lessor with respect to the ownership, management, use, maintenance, repair and operation of the Premises including, but not limited to: (i) costs incurred by Lessor for property management fees for the management of the Premises, any assessments, association fees, maintenance fees (including, without limitation, landscape maintenance), and all costs assessed or charged under any conditions, covenants and restrictions affecting the Premises; (ii) insurance deductibles and the costs of and/or relating to the insurance maintained by Lessor with respect to the Premises pursuant to Paragraph 8 of this Lease; (iii) all costs paid or incurred by Lessor to maintain, repair or replace any portion of the Building or the Premises, excluding only those obligations of Lessor which are described in Paragraphs 7.2(a), 9 and 14 as being the obligation of Lessor without right of reimbursement from Lessee; and (iv) any costs to Lessor in performing any obligations of Lessee under this Lease. To the extent any such expenditure constitutes a capital expenditure as determined by Lessor in accordance with GAAP, then such capital expenditure shall be amortized (including annualized interest on the unamortized cost at 10%) over its useful life as reasonably determined by Lessor in accordance with GAAP. Notwithstanding the foregoing, Operating Expenses shall not include the following: (1) interest, principal, points and fees on debts (except in connection with the financing of items which may be included in

Operating Expenses) or amortization on any mortgage, deed of trust or any other debt instrument encumbering Lessor’s interest in the Building or the Premises; (2) rent and other payments under any ground lease of the Premises; (3) any costs for which Lessor has received reimbursement or contribution from any insurance carrier in response to any claim made by Lessor or any costs for which Lessor has received reimbursement or contribution under any warranty or condemnation award; (4) Lessor’s general corporate overhead and/or administrative costs; (5) brokerage commissions in connection with this Lease or any other lease; (6) that portion of the property management fee in excess of Three Thousand Dollars ($3,000) per month; (7) costs occasioned by Lessor’s fraud or willful misconduct under Applicable Requirements; (8) interest, penalties or other costs arising out of Lessor’s failure to make timely payments of its obligations, to the extent not caused by Lessee’s failure to make such payments when due under this Lease; (9) costs to correct any conditions in violation of Applicable Requirements for which Lessor is solely responsible under Paragraph 2.3; (10) costs of Hazardous Substance investigatory and/or remedial actions for which Lessor has agreed to be solely responsible under this Lease; (11) the Tenant Improvements (other than as provided for in Exhibit C); and (12) Lessor’s obligations under Section 10 of Exhibit C.

5.2 “Estimated Expenses” for any particular year shall mean Lessor’s estimate of Operating Expenses for a calendar year. Lessee shall pay the Estimated Expenses in monthly installments of one-twelfth (1/12th) thereof on the first day of each calendar month during such year. For the period during any calendar year prior to Lessee’s receipt of the Estimated Expenses for that year, Lessee shall pay to Lessor the same monthly installment amount which Lessee was required to pay during the last month of the preceding calendar year. If at any time Lessor determines that Operating Expenses are projected to vary from the then Estimated Expenses, Lessor may, by notice to Lessee, revise such Estimated Expenses, and Lessee’s monthly installments for the remainder of such year shall be adjusted so that by the end of such calendar year Lessee has paid to Lessor the revised Estimated Expenses for such year. “Operating Expenses Adjustment” shall mean the difference between Estimated Expenses and Operating Expenses for any calendar year. Within one hundred eighty (180) days after the end of each calendar year, Lessor shall deliver to Lessee a statement of Operating Expenses and Lessor’s insurance costs for such calendar year, accompanied by a computation of the Operating Expenses Adjustment (collectively, an “Expense Statement”). If Lessee’s payments of Estimated Expenses for such calendar year are less than the actual Operating Expenses for such calendar year, then Lessee shall pay the Operating Expenses Adjustment amount to Lessor within forty-five (45) days after receipt of such Expense Statement. If Lessee’s payments of Estimated Expenses for such calendar year exceed the actual Operating Expenses for such calendar year, then Lessor shall credit the Operating Expenses Adjustment amount to the next installment(s) of the Operating Expenses, or with respect to the last calendar year of the Lease Term, such Operating Expenses Adjustment amount shall be paid by Lessor to Lessee within forty-five (45) days after Lessor’s delivery of such Expense Statement for such last calendar year, or applied to Lessee’s obligations for Rent. The Parties’ obligation to pay such amounts pursuant to this Paragraph 5.2 shall survive the expiration or earlier termination of this Lease.

5.3 Audit Rights. An Expense Statement shall be final and binding upon Lessee unless Lessee, within ninety (90) days after Lessee’s receipt thereof, shall contest any item therein by giving written notice to Lessor, specifying each item contested and the reason therefor. If, during such ninety (90) day period, Lessee questions or contests the accuracy of such Expense Statement, Lessor will provide Lessee with access to Lessor’s books and records relating to the operation of the Premises (the “Expense Information”). If after the review by Lessee of such Expense Information, Lessor and Lessee cannot agree upon the amount of the Operating Expenses, Real Property Taxes or insurance then Lessee shall have the right, within thirty (30) days thereafter, to have an independent professional firm selected by Lessee from among the largest firms in the United States that as a routine part of their business conduct CAM audits, working pursuant to a fee arrangement other than a contingent fee (at Lessee’s sole cost and expense unless Lessor is responsible for such cost and expense pursuant the provisions of the last sentence of this Paragraph 5.3) and approved by Lessor (which approval shall not be unreasonably withheld, conditioned or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Lessor and Lessee. If the Independent Review shows that the payments actually made by Lessee with respect to Operating Expenses, Real Property Taxes and insurance for the calendar year in question exceeded Operating Expenses, Real Property Taxes and insurance for such calendar year, Lessor shall, at Lessor’s option, either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Lessee within forty-five (45) days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if at any time Lessee is delinquent in its obligation to pay Rent, Lessor shall pay the excess to Lessee after deducting all other amounts due Lessor. If the Independent Review shows that Lessee’s payments with respect to Operating Expenses, Real Property Taxes and insurance for such calendar year were less than Operating Expenses, Real Property Taxes and insurance for the calendar year, Lessee shall pay the deficiency to Lessor within forty-five (45) days after delivery of such statement. If the Independent Review shows that Lessee has overpaid with respect to Operating Expenses, Real Property Taxes and insurance by more than five percent (5%), then Lessor shall reimburse Lessee for the reasonable costs incurred by Lessee for the Independent Review.

6. USE.

6.1 Use. Lessee shall use and occupy the Premises in compliance with Applicable Requirements only for the Agreed Use, and for no other purpose. Notwithstanding anything to the contrary contained in this Lease, in no event shall the Premises be used for any purpose or in any manner which violates any covenants, conditions and restrictions encumbering the Premises. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates waste or a nuisance or that unreasonably disturbs owners and/or occupants of adjacent properties.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, PCB’s, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor, which consent may be given or withheld in Lessor’s sole discretion, and timely compliance (at Lessee’s expense) with all Applicable Requirements. “Reportable Use” shall mean (i) the installation or use of any above ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties (other than no-smoking restrictions). Notwithstanding the foregoing, Lessee may use any ordinary and customary materials, in reasonable quantities, which are reasonably required to be used in the normal course of the Agreed Use, including Permitted Hazardous Substances (as defined below), so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or requiring a security deposit. As used in this Lease, “Permitted Hazardous Substances” shall mean (i) routine office and janitorial supplies in usual and customary quantities, (ii) battery acids and other fluids used to operate Lessee’s battery operated forklifts in the Building and gasoline and other automobile fluids found in the passenger vehicles of Lessee’s employees and invitees and Lessee’s or third parties’ trucks, (iii) tobacco smoke, and (iv) prescription and non-prescription drugs, perfumes, cosmetics and other toiletries and food and beverages, which may contain Hazardous Substances.

(b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance (other than a Permitted Hazardous Substance) has come to be located in, on, under or about the Premises, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s sole cost and expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the Term of this Lease, by, or for, Lessee, or any third party (other than the Lessor Parties).

(d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, the Lessor Parties and Lessor’s Lender (as defined in Paragraph 30 below) harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising at any time during or after the Term of this Lease as a result (directly or indirectly) of or in connection with (i) Lessee’s or any Lessee Parties breach of any of the provisions of this Paragraph 6, or (ii) the presence of Hazardous Substances on, under or about the Premises or other property to the extent arising out of Lessee’s and/or any Lessee Parties’ activities or failure to act; provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance onto, under or about the Premises from adjacent properties to the extent Lessee did not contribute to or exacerbate such condition or with respect to any Hazardous Substances existing on, under or about the Premises or adjacent property as of the date of this Lease except to the extent that Lessee (or any Lessee Party) contributes to or exacerbates such Hazardous Substances. Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless Lessor specifically agrees thereto in writing at the time of such agreement and such agreement specifically identifies this Paragraph 6.2 of the Lease.

(e) Investigations and Remediations. Lessor shall have responsibility for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on, under or about the Premises as of the date of this Lease, and Lessor shall indemnify and hold Lessee and Lessee’s employees, agents, officers, directors, members and property managers harmless for any investigation and clean-up costs and fines resulting from the existence of Hazardous Substances on, under or about the Premises as of the date of this Lease. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out any investigative and remedial responsibilities which Lessor may elect to do. The obligations of Lessor set forth in this Paragraph 6.2(e) shall not be binding on Lessor’s Lender upon acquiring Lessor’s interest in the Premises and/or this Lease pursuant to any foreclosure proceeding, deed in lieu of foreclosure, or other enforcement action taken pursuant to a deed of trust or mortgage encumbering the Premises. All of the indemnification obligations of Lessor set forth in this Paragraph 6.2(e) shall survive the expiration or earlier termination of this Lease.

(f) Environmental Restrictions. Lessee acknowledges that Lessor took title to the Premises subject to the following environmental restrictions (collectively, the “Environmental Restriction(s)”): (i) the Environmental Restrictions, the Restrictive Covenants and the Remediation Easement and all other matters referred to in the Grant Deed pursuant to which Lessor’s predecessor-in-interest, CCG Ontario, LLC (“Prior Owner”), acquired title to the Premises, which was recorded in the Official Records of San Bernardino County on August 16, 2000 as Document No. 20000294484; (ii) the Covenant to Restrict Use of Property Environmental Restriction, which was recorded in the Official Records of San Bernardino County on August 23, 2001 as Document No. 20010384140; and (iii) Grant of Easement which was recorded in the Official Records of San Bernardino County on August 16, 2000 as Document No. 20000294489. Lessee acknowledges receipt of copies of the Environmental Restrictions and agrees that this Lease has been made subject to the Environmental Restrictions. Lessor is leasing the Premises to Lessee subject to the reservation of a non-exclusive easement in, on, under and through the Premises in favor of Lessor, Prior Owner, and the State of California, Environmental Protection Agency, Department of Toxic Substances Control (“DTSC”) and their respective representatives and contractors (collectively, “Easement Holders”) for access to and the performance of assessment, monitoring, remediation and operations and maintenance activities (including without limitation installing, using, maintaining, operating, inspecting, repairing, replacing, supplementing and removing related equipment) with respect to the existence of Hazardous Substances in, on or under the Premises as may be necessary to effectuate the terms of the Consent Order. For purposes hereof, the “Consent Order” means that certain Imminent and Substantial Endangerment Determination and Consent Order with the DTSC pertaining to a portion of the former Kaiser Steel Mill property, which includes the Premises.

6.3 Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with: (i) all Applicable Requirements, (ii) the requirements of any applicable fire insurance underwriter or rating bureau, without regard to whether said requirements are now in effect or become effective after the Commencement Date, and (iii) the recommendations relating to the Premises of Lessor’s engineers and/or environmental consultants; provided that such engineers’ or consultants’ recommendations are commercially reasonable recommendations for users comparable to Lessee and for facilities comparable to the Premises, provided that Lessee has been provided with a copy of such requirements and recommendations and has a reasonable period in which to comply. Lessee shall, within ten (10) days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt by Lessee, notify Lessor in writing (and immediately provide to Lessor copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance. Lessor and Lessor’s “Lender” and consultants shall have the right to enter the Premises at any time in the case of an emergency and otherwise at reasonable times upon two (2) business days prior telephonic notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The reasonable cost of each such inspection shall be paid by Lessee if Lessee is determined as a result of such inspection to be in violation of any of Lessee’s obligations under this Lease.

7. MAINTENANCE; REPAIRS; UTILITY INSTALLATIONS; TRADE FIXTURES AND ALTERATIONS.

7.1 Lessee’s Obligations.

(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises and Alterations in good order, condition and repair, including, but not limited to, all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities and fixtures, boilers, pressure vessels, security and fire protection systems, communication systems, fixtures, walls

(interior and exterior), foundation, ceilings, roofs, the roof membrane, floors, floorings, windows, window coverings, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Notwithstanding the foregoing, Lessee shall not be responsible for the structural integrity of the roofs (excluding the roof membrane which Lessee is responsible for), the structural integrity of the exterior walls and the structural integrity of the floor slab other than any maintenance or repairs required as a result of the acts or omissions of Lessee or any of Lessee Parties. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Lessee shall, during the Term of this Lease, keep the exterior appearance of the Building in a first-class condition consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Building.

(b) Service Contracts. Lessor shall, subject to reimbursement from Lessee as part of Operating Expenses, procure and maintain contracts for and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire sprinklers, fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof covering and drains, (vi) driveways and parking lots, and (vii) any other equipment as Lessor shall elect.

(c) Exterior Painting. Lessee shall be required to repaint the exterior of the Building every seven (7) years, with the first repainting to be completed prior to the seventh anniversary of the Commencement Date. Lessor shall approve the painting contractor and the grade and color of the paint. In no event shall Lessee be entitled to alter the color of the exterior of the Building without the prior written consent of Lessor; provided, however, Lessee’s obligation shall be capped at Fifty Thousand Dollars ($50,000.00) per each required repainting obligation.

(d) Lessor’s Election. Notwithstanding the foregoing, Lessor may elect, upon written notice to Lessee, to undertake any obligation of Lessee set forth in this Paragraph 7.1, in which event Lessee shall reimburse Lessor within forty-five (45) days of receipt of notice that Lessor has paid for such work; provided, however, that in the case of reimbursement of service contract costs, Lessor may invoice Lessee monthly to be paid with Base Rent and other charges hereunder. If Lessee fails to meet any obligation set forth in this Paragraph 7, or if Lessor determines in its reasonable discretion that the Premises are not being maintained as required hereunder, Lessor may undertake any obligation of Lessee (subject to any applicable notice and cure periods set forth in Paragraph 13.1), in which event Lessee shall reimburse Lessor for all of its costs. In addition, if Lessor undertakes, as a single project, maintenance and/or repair obligations of both Lessee and Lessor, Lessor shall be entitled to recover from Lessee, as additional Rent, the costs incurred by Lessor in connection with such maintenance and/or repairs undertaken on behalf of Lessee.

7.2 Lessor’s Obligations.

(a) In General. During the Term of this Lease, Lessor shall, at Lessor’s sole expense, be responsible for the structural integrity of the roof, exterior walls and floor slab (except to the extent repairs or maintenance are required as a result of damage caused by forklift traffic along the control joints thereof, in which case Lessee shall be responsible for any required repairs or maintenance); provided, however, that if any repairs or maintenance to any of the foregoing are necessitated by the acts or omissions of Lessee or any of the Lessee Parties, then Lessee shall be responsible for reimbursing Lessor for the cost of repairing and maintaining the same. Except as specifically provided in the preceding sentence, and subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 6.2 (Hazardous Substances), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and, except for the self-help rights set forth in Paragraph 7.2(b), the Parties expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

(b) Lessee’s Self-Help Rights. Lessee shall give Lessor prompt written notice of the need for any maintenance and/or repairs which are Lessor’s obligation to perform under Paragraph 7.2(a). If, within thirty (30) days after receipt of written notice from Lessee regarding the need for maintenance and/or repairs which are Lessor’s obligation to perform under Paragraph 7.2(a), Lessor fails to commence such maintenance and/or repairs and the condition requiring maintenance and/or repairs unreasonably interferes with Lessee’s use or occupancy of the Premises, then Lessee may proceed to undertake such maintenance and/or repairs. The thirty (30) day period provided for in the preceding sentence may be reduced to such lesser period as may be reasonable under the circumstances if Lessor fails to commence such maintenance and/or repairs after written notice from Lessee and the condition requiring maintenance and/or repairs materially and adversely interferes with Lessee’s use or occupancy of the Premises or threatens immediate, material damage to Lessee’s property or immediate harm to Lessee’s employees. Lessee shall be entitled to reimbursement from Lessor of Lessee’s reasonable costs and expenses in performing such maintenance and/or repairs (but not any consequential damages); provided, however, that Lessor was in fact responsible (without any reimbursement required from Lessee) under this Lease for such maintenance and/or repairs.

Lessor shall reimburse Lessee for the reasonable costs and expenses of performing such maintenance and/or repairs within forty-five (45) days after Lessor’s receipt of an invoice of such costs and expenses, together with reasonable documentation substantiating such costs and expenses and delivery to Lessor of unconditional lien waivers from all material suppliers and workmen who supplied materials or performed work associated with such maintenance and/or repairs. Lessor shall have the right not to reimburse Lessee as provided for in the preceding sentence and instead dispute Lessee’s entitlement to reimbursement, Lessee’s right to perform such repairs and/or msaintenance and/or or the amount being requested by Lessee in which case the Parties shall submit the dispute to binding arbitration using a mutually acceptable arbitrator. Each Party shall pay fifty percent (50%) of the cost of the arbitrator. In any such arbitration proceeding, if the arbitrator makes a finding adverse to Lessor, then Lessor shall promptly pay the amount of any award to Lessee. If Lessor has not paid to Lessee such award in full within forty-five (45) days of the date that the arbitrator makes a finding adverse to

Lessor, then Lessee shall have the right to set off against monthly payments of Base Rent the amount of the award, provided that in any one month the amount to be set off against Base Rent may not exceed fifteen percent (15%) (“Offset Cap”) of the amount of Base Rent otherwise due and payable by Lessee for such month. If, as a result of the Offset Cap, Lessee does not get reimbursed in full by the end of the Term of this Lease for any sums Lessee is otherwise entitled to under this Paragraph 7.2(b), Lessor shall pay the remaining unreimbursed portion to Lessee concurrently with the end of the Term.

7.3 Trade Fixtures; Alterations.

(a) Definitions; Consent Required. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. Lessee, at Lessee’s sole cost and expense, shall immediately repair any damage occasioned to the Premises by reason of the removal of any such Trade Fixtures. The term “Utility Installations” shall refer to communication systems and security systems installed by Lessee. The term “Alterations” shall mean any modification of the improvements, other than the Tenant Improvements, Utility Installations and Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations” is defined as Alterations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a). Lessee shall not make any Alterations to the Premises without Lessor’s prior written consent; provided that, Lessee may, however, make Alterations to the interior of the Premises (excluding the roof or ceiling) without such consent but upon written prior notice to Lessor, so long as the Alterations are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing load-bearing walls, do not affect the structural components of the Building or building systems, and the cumulative cost thereof during this Lease as extended does not exceed $200,000 in the aggregate during the Term, or $30,000 in any one year.

(b) Consent. Any Alterations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form together with a copy of plans and specifications, if applicable. Lessor’s consent shall not be unreasonably withheld, conditioned or delayed. If Lessor does not respond to a written request from Lessee within fifteen (15) business days, Lessee shall send Lessor a second written request for approval of the proposed Alterations specifying in all capital letters and boldface type on page one of such letter the following: “YOUR FAILURE TO APPROVE OR DISAPPROVE OF THE ALTERATION REQUEST SET FORTH IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL ENTITLE THE UNDERSIGNED TO UNDERTAKE SUCH ALTERATION WITHOUT LESSOR’S CONSENT”. If Lessor fails to respond to Lessee’s second request within five (5) business days after receipt of such second request, then Lessor shall be deemed to have approved such request. Lessee shall (i) obtain all applicable governmental permits, (ii) furnish Lessor with copies of said permits and the plans and specifications, if any, prior to commencement of the work, and (iii) comply with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications for any Alterations, whether or not Lessor’s consent is required. For work which costs more than $50,000, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration and/or upon Lessee’s posting security for the completion of such Alterations with Lessor.

(c) Indemnification. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days’ notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to one and one-half times the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s reasonable attorneys’ fees and costs. The provisions of this Paragraph 7.3(c) shall survive the expiration or earlier termination of this Lease.

7.4 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations. Unless otherwise instructed per Paragraph 7.4(b) hereof, all Lessee Owned Alterations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

(b) Removal. Lessee shall not be required to, and Lessee shall not, remove any Alteration unless Lessor notifies Lessee, at the time Lessee notifies Lessor of, or requests Lessor’s consent for, such Alteration, that Lessee shall be required to remove the same at the expiration or termination of this Lease. By the delivery to Lessee of written notice from Lessor not earlier than one hundred twenty (120) days and not later than sixty (60) days prior to the end of the Term of this Lease, Lessor may require the removal at the expiration or termination of this Lease of any Lessee Owned Alterations for which Lessor’s consent was not received (if required at the time of installation) or for which no notice was given to Lessor (if no consent was required). Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations made without the required consent of Lessor. Lessee shall not be required to remove any of the Tenant Improvements at the expiration or termination of this Lease.

(c) Surrender/Restoration. Lessee shall surrender the Premises on or before the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear (as would be expected in a facility with a comparable use and age as the Premises) and damage due to casualty excepted. As used in this Lease, “ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee Owned Alterations and/or furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee, and the removal, replacement, or remediation of any soil, material or groundwater contaminated by Lessee, the Lessee Parties or any other third party (other than Lessor and the Lessor Parties and except for those Hazardous Substances which Lessee is specifically not responsible for pursuant to Paragraph 6.2 hereof). Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.

8. INSURANCE; INDEMNITY.

8.1 Payment For Insurance. Regardless of whether the Lessor or Lessee is the Insuring Party, Lessee shall pay for (i) all insurance required to be maintained by Lessee under Paragraph 8, and (ii) all insurance maintained by Lessor in connection with the Premises. Premiums for policy periods commencing prior to or extending beyond the Term of this Lease shall be prorated to correspond to the Term of this Lease. Payment shall be made by Lessee to Lessor within forty-five (45) days following receipt of an invoice for any amount due. Notwithstanding any other provision of this Lease to the contrary, any deductible or retention amount under any earthquake insurance policy carried by Lessor which deductible or retention amount applies to a capital improvement shall be paid by Lessor and Lessee shall reimburse Lessor for Lessee’s Share of the Deductible Amount (as hereinafter defined) at the time the expense of the deductible or retention amount is incurred by Lessor. The full amount of the deductible or retention amount applicable to the capital improvement shall be amortized, on a straight line basis, over the useful life of the capital expenditure as reasonably determined by Lessor in accordance with GAAP and the annual amount of such amortization shall be the “Deductible Annual Amortized Amount”. The product of the Deductible Annual Amortized Amount multiplied by the number of years (pro-rated for any partial year) remaining in the Term (excluding any Extension Term unless Lessee has exercised its right under this Lease to extend the term for such Extension Term) after the payment for such capital improvement shall be “Lessee’s Share of the Deductible Amount”.

8.2 Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability Policy of Insurance protecting Lessee and Lessor against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $3,000,000 per occurrence with an “Additional Insured-Managers or Lessors of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion Endorsement” for damage caused by heat, smoke or fumes from a hostile fire. The Policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only. In addition, Lessee shall obtain and keep in force excess or umbrella insurance in the amount of $5,000,000 which shall comply in all respects with requirements set forth herein for insurance. The amount of insurance required to be carried by Lessee shall be subject to reasonable periodic increases specified by Lessor based upon the recommendations of Lessor’s professional insurance advisers, the requirements of Lessor’s Lender and other relevant factors.

(b) Carried by Lessor. Lessor shall maintain commercial general liability insurance in an amount not less than $3,000,000 per occurrence in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall be named as an additional insured therein only with respect to liabilities arising from the exercise by Lessor of its inspection rights under this Lease and/or performance by Lessor or the Lessor Parties of any obligations under this Lease which are the responsibility of Lessor. Lessee shall not be named as an additional insured with respect to any matters or liabilities other than those described in the preceding sentence.

8.3 Property Insurance—Building, Improvements and Rental Value.

(a) Building and Improvements. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any groundlessor, and to any Lender(s) insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lessor’s Lender. If Lessor is the Insuring Party, however, Lessee Owned Alterations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8.4 rather than by Lessor. Such policy or policies shall insure against all risks of direct physical loss or damage (including the perils of flood and/or earthquake), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $25,000 per occurrence (except in the case of earthquake insurance), and Lessee shall be liable for such deductible amount in the event of an Insured Loss.

(b) Rental Value. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor and any Lender, insuring the loss of the full Rent for not less than one (1) year. Said insurance shall provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for not less than one (1) full year’s loss of Rent from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next twelve (12) month period. Lessee shall be liable for any deductible amount in the event of such loss.

8.4 Lessee’s Property/Business Interruption Insurance.

(a) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations. Except for stock and inventory, such insurance shall be full replacement cost coverage with a deductible not to exceed $25,000 per occurrence (except for the peril of earthquake sprinkler leakage for which the deductible shall not exceed $250,000). Lessee’s insurance coverage for its stock and inventory shall be for the “selling price” of such stock and inventory and the deductible shall not exceed $250,000. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that all such insurance is in force.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

8.5 Insurance Policies. Insurance required herein shall be provided by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A, X, or such other rating as may be required by a Lender, as set forth in the most current issue of “Best’s Insurance Guide”. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the earlier of the Commencement Date or the date of Early Possession, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after thirty (30) days’ prior written notice to Lessor. Lessee shall, at least thirty (30) days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining Term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, and to provide evidence thereof.

8.7 Indemnity.

(a) Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, employees, officers, directors, members, Lessor’s master or ground lessor, partners, property managers and Lessor’s Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

(b) Except for Lessee’s negligence or willful misconduct, Lessor shall indemnify, protect, defend and hold harmless Lessee and its agents, members, property manager, employees, officers and directors from and against any and all claims, losses and/or damages, judgments, penalties, attorneys’ fees, expenses and/or liabilities for injury or death to persons or damage to property occurring within or about the Premises caused by the negligence of Lessor or Lessor Parties in connection with their entry upon the Premises after the Commencement Date. If any action or proceeding is brought against Lessee by reason of any of the foregoing matters, Lessor shall upon notice defend the same at Lessor’s expense by counsel reasonably satisfactory to Lessee and Lessee shall cooperate with Lessor in such defense. Lessee need not have first paid any such claim in order to be defended or indemnified.

(c) All of the indemnification obligations of Lessee and Lessor set forth in this Lease including, without limitation, the obligations set forth in this Paragraph 8.7 shall survive the expiration or earlier termination of this Lease.

8.8 Exemption of Lessor from Liability. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources or places, except to the extent such claims are caused by the gross negligence or willful misconduct of Lessor or Lessor Parties. Notwithstanding Lessor’s negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee’s business or for any loss of income or profit therefrom.

9. DAMAGE OR DESTRUCTION.

9.1 Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations, which can reasonably be repaired in nine (9) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(b) “Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Trade Fixtures, which cannot reasonably be repaired in nine (9) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises.

9.2 Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessee shall promptly contribute funds equal to the amount of the deductible as and when required to complete said repairs, and Lessor shall, at Lessor’s expense (subject to receipt of adequate insurance proceeds), repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which is $100,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction.

9.3 Partial Damage - Uninsured Loss. Subject to the provisions of Paragraph 8.1 regarding earthquake insurance deductibles or retention amounts, Lessee shall be responsible for and shall pay to Lessor any deductible or retention amount payable with respect to any insurance relating to the Premises. In the event that the Premises or any portion of the Premises is damaged and such damage is not covered by insurance proceeds received by Lessor (or, if Lessor fails to carry such insurance as required under this Lease, proceeds that would have been payable to Lessor in the absence of such failure), then Lessor shall have the right, at Lessor’s option, either: (i) to repair such damage as soon as reasonably possible at Lessor’s expense and this Lease shall continue in full force and effect, or (ii) to give written notice to

Lessee within sixty (60) days after the date of the occurrence of such damage of Lessor’s intention to terminate this Lease as of the date of the occurrence of such damage. In the event Lessor elects to terminate this Lease, Lessee shall have the right within ten (10) business days after receipt of such notice to give written notice to Lessor of Lessee’s commitment to pay the full cost of repair of such damage, in which event this Lease shall continue in full force and effect, and Lessor shall make such repairs as soon as reasonably possible subject to the following conditions: Lessee shall provide to Lessor funds equal to (or adequate assurance thereof) Lessor’s estimated cost of such repairs not later than ten (10) business days after Lessee’s receipt of a notice from Lessor setting forth Lessor’s estimated cost of such repairs. If the cost of such repairs exceeds or is expected to exceed the amount deposited, Lessee shall deposit with Lessor the amount of such excess cost within ten (10) business days after receipt of a revised cost estimate or an invoice from Lessor. Any amount deposited by Lessee in excess of the cost of such repairs shall be refunded within thirty (30) days of Lessor’s final payment to Lessor’s contractor. If Lessee does not give such notice within the ten (10) business day period, or fails to make any such deposit(s) as required, this Lease shall terminate automatically as of the date of the occurrence of the damage.

9.4 Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs either Lessee or Lessor may terminate this Lease by giving written notice to the other party within ten (10) days after notice from Lessor specifying whether a Premises Total Destruction or Premises Partial Destruction has occurred; and this Lease shall terminate as of, and the Rent shall be abated from, the date of the casualty. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, to the extent not covered by insurance required to be carried hereunder. If neither Lessor nor Lessee elect to terminate this Lease, then the Premises Total Destruction shall be treated as a Premises Partial Damage and the provisions of Paragraphs 9.2 or 9.3 above shall apply.

9.5 Damage Near End of Term. If at any time during the last year of the Term there is damage for which the cost to repair exceeds two (2) month’s Base Rent, whether or not an Insured Loss, either Party may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving written termination notice to the other Party within thirty (30) days after the date of occurrence of such damage. Notwithstanding anything to the contrary contained in the preceding sentence, Lessor shall not have the right to terminate this Lease so long as Lessor continues to receive the same amount of Rent that Lessor would have otherwise received had the damage not occurred (whether from Lessee and/or rent loss insurance carried by Lessor to the extent that the damage entitles Lessee to any rent abatement under this Lease). Lessee acknowledges that Lessor shall have no obligation to make a claim for rent loss insurance proceeds if receipt of the same would reduce the amount of rent loss insurance proceeds available to Lessor after the expiration of the Term. In addition, Lessor shall have no right to terminate this Lease pursuant to the first sentence of this Paragraph 9.5, if Lessee at that time has an exercisable option to extend this Lease and Lessee elects to preserve this Lease by (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is ten (10) days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6 Abatement of Rent; Lessee’s Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance (or, if Lessor fails to carry such insurance as required under this Lease, the proceeds that would have been payable to Lessor in the absence of such failure). All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor shall be obligated or shall elect to repair or restore the Premises, Lessor shall promptly commence and diligently prosecute to completion the repairs or restoration to the Building or Premises. If Lessor does not commence, in a substantial and meaningful way, such repair or restoration within ninety (90) days after such obligation shall accrue or such election shall have been made, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to Lessor’s Lender (of which Lessee has actual notice and been provided contact information), of Lessee’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within said thirty (30) days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7 Termination-Advance Payments. Upon termination of this Lease pursuant to Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor, if any.

9.8 Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith, including without limitation California Civil Code Sections 1932 and 1933(4).

10. REAL PROPERTY TAXES.

10.1 Definition of “Real Property Taxes.” As used herein, the term “Real Property Taxes” shall include any form of real estate tax or assessment; general, special,

ordinary or extraordinary, or rental levy or tax (other than franchise, corporate limited liability company, inheritance, gift, personal income or estate taxes or documentary transfer taxes in connection with the recordation of a deed transferring ownership of the Premises); improvement bond; fees and/or charges assessed or otherwise payable under any community facilities district, metro district, special service district or any other special taxing district or authority; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring prior to and/or during the Term of this Lease, including but not limited to, a change in the ownership of the Premises or completion of construction thereon.

10.2 (a) Payment of Taxes. The Parties acknowledges and agree that it is the intention of the Parties that Lessee be responsible for paying to Lessor all Real Property Taxes attributable to the Premises during the Term of this Lease. Lessor shall, subject to reimbursement in full from Lessee in the manner provided for herein, pay the Real Property Taxes applicable to the Premises during the Term of this Lease. Lessee shall pay monthly to Lessor in advance, together with the payment of the Base Rent, one-twelfth (1/12th) of the amount of Lessor’s estimate of the current Real Property Taxes. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the Real Property Taxes. If the amount collected by Lessor is insufficient to pay such Real Property Taxes when due, Lessee shall pay Lessor, within forty-five (45) days after written demand from Lessor, such additional sums as are necessary to pay such obligations. All monies paid to Lessor under this Paragraph may be intermingled with other monies of Lessor and shall not bear interest. Upon request from Lessee, Lessor shall promptly provide Lessee with copies of the applicable tax bills.

(b) Lessee’s Right to Contest. Unless Lessor elects to contest any Real Property Taxes, Lessee may, upon the receipt of prior written approval of Lessor, such approval not to be unreasonably withheld, contest any Real Property Taxes against the Premises and attempt to obtain a reduction in the assessed valuation of the Premises for the purpose of reducing any such tax assessment. In the event Lessor approves, and upon the request of Lessee, but without expense or liability to Lessor (and at Lessee’s sole cost and expense), Lessor shall cooperate with Lessee and execute any document which may be reasonably necessary and proper for any proceeding related hereto. If a tax reduction is obtained, there shall be a subsequent reduction in Lessee’s total Real Property Taxes for such year, and any excess payments paid by Lessee to Lessor (if any) shall be refunded by Lessor, without interest, when refunds to which Lessor is entitled from the taxing authority with respect to such year have been received by Lessor. In the event Lessor desires to contest any Real Property Taxes, Lessee agrees to cooperate with Lessor and execute any document which may be reasonably necessary and proper for any such proceeding, at no cost to Lessee.

10.3 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Trade Fixtures, furnishings, equipment and all personal property of Lessee located upon the Premises. When possible,

Lessee shall cause such property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s personal property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within forty-five (45) days after receipt of a written statement.

11. UTILITIES. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion, to be determined by Lessor, of all charges jointly metered. Lessor shall not be liable for damages, consequential or otherwise, nor shall there be any Rent abatement arising out of any curtailment or interruption whatsoever in utility services; provided, however, if solely as a result of Lessor’s gross negligence or willful misconduct there exists an interruption of essential utilities to the Premises, such as electricity, telephone/telecommunication service, fire protection or water so that the Premises (or a material portion thereof) cannot be and is not actually used by Lessee for more than two (2) consecutive business days following written notice to Lessor of such interruption in services, then Lessee’s Base Rent shall thereafter be abated, in proportion to the extent to which Lessee’s use of the Premises is interfered with, until the affected utilities are substantially restored to the Premises.

12. ASSIGNMENT AND SUBLETTING.

12.1 Lessor’s Consent Required.

(a) Except for Permitted Transfers (as hereinafter defined), Lessee shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent, which consent, subject to the provisions of this Paragraph 12, shall not be unreasonably withheld.

(b) A change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of fifty percent (50%) or more of the voting control of Lessee shall constitute a change in control for this purpose. If Lessee is a publicly held corporation, the public trading of stock in Lessee shall not be deemed an assignment within the meaning of this Paragraph 12 unless the trading or the result of the trading is such that it constitutes a transaction (such as a merger, consolidation or corporate reorganization or the purchase of all or substantially all of the assets or ownership interests of Lessee) in which case such transaction shall be considered an assignment and shall be subject to the provisions of this Paragraph 12.

(c) An assignment or subletting without consent shall, at Lessor’s option, be an Event of Default without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as an Event of Default, Lessor may terminate this Lease or exercise any of the other rights and remedies which Lessor has under this Lease in connection with an Event of Default.

(d) Lessee’s remedy for any claim against Lessor in connection with Lessor’s failure to approve an assignment or sublease under this Paragraph 12 shall be limited to an action for declaratory relief and/or injunctive relief.

12.2 Permitted Assignments Not Requiring Lessor’s Consent.

Notwithstanding anything to the contrary contained in Paragraph 12.1:

(a) Lessor’s consent to an assignment of this Lease or sublease all or any portion of the Premises to an entity controlling, controlled by or under common control with Lessee (collectively, “Permitted Control Assignments”) shall not be required; provided, however, that (i) such entity shall agree in writing to assume all of the terms, covenants and conditions of this Lease, (ii) the use of the Premises after such assignment or sublease shall be substantially the same as the use of the Premises prior to such assignment or sublease, and (iii) Lessor shall have received a copy of the form of any such assignment prior to the proposed effective date of the same and the form of assignment is in form and content reasonably acceptable to Lessor.

(b) Lessee shall have the right to assign this Lease, upon thirty (30) days prior written notice to Lessor but without obtaining Lessor’s prior written consent, to a corporation or other entity which is a successor-in-interest to Lessee, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of the Lessee (collectively, “Permitted Merger Assignments”); provided, however, that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a legitimate and sound business purpose and not principally for the purpose of transferring the Lease, (ii) such assignee satisfies all of the Financial Conditions (as hereinafter defined), (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease, (iv) the use of the Premises after such assignment shall be substantially the same as the use of the Premises prior to such assignment, (v) Lessor shall have the right to receive a copy of the form of any such assignment prior to the proposed effective date of the same. The term “Financial Conditions” shall mean all of the following: (x) such assignee has a net worth (determined in accordance with GAAP) equal to or greater than $650,000,000, (y) the ratio of such assignee’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest expense is six (6) times or better calculated over the immediately preceding twelve (12) months, and (z) such assignee has EBITDA greater than $200 million or better calculated over the immediately preceding twelve (12) months.

Notwithstanding anything to the contrary contained in the preceding paragraph, Lessee shall be deemed to have satisfied the Financial Conditions requirement set forth in Paragraph 12.2(b)(ii) if Lessee delivers to Lessor, prior to the effective date of the assignment, an unconditional and irrevocable, standby letter of credit (the “Assignment LOC”). The Assignment LOC shall be in form and substance satisfactory to Lessor in its sole and absolute discretion, and shall at all times during the Term meet the following criteria: (i) it shall be drawn on a credible local bank in good standing, selected by Lessee and acceptable to Lessor, with commercial banking offices empowered to act upon demands under the Assignment LOC in San Bernardino County, California, or Los Angeles County, California, and which bank has capital and surplus in amounts reasonably satisfactory to Lessor; (ii) the beneficiary under the

Assignment LOC shall be Lessor, or such person or entity as Lessor directs and the Assignment LOC shall on its face be transferable by the beneficiary (at no cost to the beneficiary); and (iii) the Assignment LOC shall permit partial or full draws to be made on the demand of the beneficiary. The Assignment LOC shall be in the Required LOC Amount (defined below), shall secure the full and faithful performance of each provision of this Lease to be performed by Lessee, shall be for a period at least equal to the then remaining Term of this Lease (and, if the term of the Assignment LOC is for only one year, it shall also state on its face that, notwithstanding the stated expiration date, the term of the Assignment LOC shall be automatically renewed for successive, additional one (1) year periods unless, at least ninety (90) days prior to any such date of expiration, the issuing bank shall have given written notice to Lessor, by certified mail, return receipt requested, that the Assignment LOC will not be renewed). The failure of Lessee to cause the Assignment LOC to be renewed or reissued at least thirty (30) days prior to the expiration thereof and to provide evidence satisfactory to Lessor of the same shall constitute an Event of Default under this Lease. If an assignee fails to perform fully and timely all or any of Lessee’s covenants and obligations set forth in this Lease, Lessor may, execute one or more drafts on the Assignment LOC and apply all or any portion of the Assignment LOC (i) toward fulfillment of Lessee’s unperformed covenants and/or obligations, including any Rent payable when due and/or (ii) in order to compensate Lessor for any and all losses and/or damages of any kind or nature sustained from Lessee’s default. The term “Required LOC Amount” means (i) the sum of ten (10) months Base Rent then payable at the time of the assignment, if the assignment occurs at anytime before the end of Month 41 of the Term, and (ii) the sum of five (5) months Base Rent then payable at the time of the assignment, if the assignment occurs at anytime on or after Month 42 of the Term. If, for any reason, the Assignment LOC is not in full force and effect or the requirements for the Assignment LOC which are set forth in this Lease are no longer satisfied, Lessee shall, within five (5) days after request from Lessor, provide Lessor with a replacement Assignment LOC which replacement Assignment LOC shall satisfy all of the requirements of this Lease.

Upon any use of all or any portion of the Assignment LOC, Lessee shall pay Lessor on demand the amount that would restore the Assignment LOC to the Required LOC Amount. Lessee hereby waives the provisions of any law, now or hereafter in force, which provide that Lessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Lessee or to clean the Premises, it being agreed that Lessor may, in addition, claim those sums reasonably necessary to compensate Lessor for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Lessee (or Lessee’s assignee) or any officer, employee, agent or invitee of Lessee (or Lessee’s assignee). Lessee hereby waives any restriction on the use or application of any security deposit held by Lessor set forth in California Civil Code Section 1950.7.

(c) Lessee shall have the right to sublease up to sixty thousand (60,000) square feet of the Premises, in the aggregate, without Lessor’s consent (“Permitted Sublease”); provided, however, (i) Lessee provides Lessor with notice and a copy of each sublease prior to the effective date of such sublease, and (ii) the use of the Premises by the sublessee is not a Reportable Use and is consistent with the use of the rest of the Premises being made by Lessee.

Permitted Control Assignments, Permitted Merger Assignments and Permitted Subleases are hereinafter collectively referred to as “Permitted Transfers.”

12.3 Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Lessor’s consent, any assignment or subletting shall not: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee, unless Lessee is specifically released from liability in writing by Lessor.

(b) Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies upon an Event of Default.

(c) Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

(d) In the event of any Event of Default by Lessee, Lessor may proceed directly against Lessee or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefore to Lessor, or any security held by Lessor.

(e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. Lessee shall reimburse Lessor for all reasonable out of pocket costs actually incurred by Lessor in connection with the consideration of any request, including attorneys’ fees up to a maximum of $2,000 per requested assignment or sublease.

(f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

12.4 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all rent payable on any sublease (“Sublease Rent”), and Lessor may collect such Sublease Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until an Event of Default shall occur in the performance of Lessee’s obligations, Lessee may collect said Sublease Rent. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Sublease Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that an Event of Default exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor all Sublease Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Sublease Rent to Lessor without any obligation or right to inquire as to whether such Event of Default exists, notwithstanding any claim from Lessee to the contrary.

(b) In the event this Lease is terminated due to an Event of Default by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, provided that such attornment is coupled with Lessor’s agreement not to disturb such sublessee so long as such sublessee is not in default under such sublease, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid Sublease Rent or security deposit paid by such sublessee to such sublessor (unless Lessor is in receipt of the same) or for any prior defaults of such sublessor.

(c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

(d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

(e) If Lessee shall assign this Lease or sublet the Premises for consideration in excess of the pro-rata portion of rent applicable to the space subject to the assignment or sublet, then Lessee shall pay to Lessor as additional rent fifty percent (50%) of any such excess immediately upon receipt, less Lessee’s reasonable out of pocket expenses for marketing, brokerage commissions and legal fees in connection with such assignment or subletting. The “bonus rent” provisions of this Paragraph 12.4(e) shall not apply to Permitted Transfers.

12.5 Conditions to Consent to Assignment or Subletting. Lessee acknowledges that Lessor’s agreement to lease the Premises to Lessee at the rent and upon the terms stated herein is in material reliance upon Lessor’s evaluation of the original Lessee’s background, experience and ability, as well as the nature of the use of the Premises by the original Lessee as set forth in Paragraph 6. In the event that Lessee shall request Lessor’s written consent to assign or sublease the Premises as required in this Paragraph 12, then each such request for consent shall be in writing and accompanied by the following:

(a) Balance sheets, income statements and tax returns of the proposed assignee or sublessee for the most recent three (3) fiscal years.

(b) A business biography of the proposed assignee or sublessee, its general partner(s) if such assignee or sublessee is a partnership or its members if such assignee or sublessee is a limited liability company.

(c) A statement of the specific uses for which the Premises will be utilized by the proposed assignee or sublessee.

(d) A description (in reasonable detail) of all alterations to the Premises that are contemplated to be made by the proposed assignee or sublessee.

(e) A list prepared by the proposed assignee or sublessee of all buildings in which the proposed assignee or sublessee has been a lessee during the past five (5) years, which list shall include the address of each such building and the last known name, address and telephone number of the lessor of each such building.

(f) Written approval of the proposed assignment or sublease and a reaffirmation of liability, in a form satisfactory to Lessor’s counsel, from all guarantors and previous assignors of this Lease, not previously expressly released by Lessor, if any.

Lessor may refuse to consent on any commercially reasonable grounds, including without limitations the potential inability of the proposed assignee to fulfill the Lease terms and the financial irresponsibility or instability of the proposed assignee or sublessee, the lack of suitability of the Premises for the intended use by the proposed assignee or sublessee, the potential for unlawful or undesirable use of the Premises by the sublessee or assignee, or the character or business reputation of the proposed assignee or sublessee. In any dispute which arises under this paragraph, Lessee shall pay to Lessor all of Lessor’s costs and expenses reasonably incurred by Lessor in making the investigation and factual findings provided for in this paragraph.

12.6 Standards for Consent to Assignment or Subletting. Once Lessor has received all of the information, in satisfactory form, as required above, together with any additional information which Lessor may reasonably request, Lessor shall undertake to review Lessee’s request for consent to assign or sublease. In determining whether to give its consent to such assignment or subletting, Lessor shall consider all commercially reasonable factors, including, but not limited to, the following:

(a) The financial responsibility of the proposed assignee or sublessee;

(b) The nature of the occupancy and of the business to be conducted on the Premises and its suitability for the Premises and/or the Building; and

(c) The need for and nature of any indicated alteration of the Premises by the proposed assignee or sublessee.

12.7 Lessor shall have a period of fifteen (15) business days following receipt of Lessee’s consent request and all related documents required to be delivered under this Lease to notify Lessee in writing of Lessor’s approval or disapproval of the proposed assignment or sublease. If Lessor fails to timely notify Lessee in writing of such election, Lessee shall send

Lessor a second written request for approval of the proposed transfer specifying in all capital letters and boldface type on page one of such notice the following: “YOUR FAILURE TO APPROVE OR DISAPPROVE OF THE ASSIGNMENT OR SUBLEASE SET FORTH IN THIS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL ENTITLE THE UNDERSIGNED TO ENTER INTO SUCH ASSIGNMENT OR SUBLEASE WITHOUT YOUR CONSENT.” Lessee specifically acknowledges and agrees that neither Lessee’s initial consent request nor the second notice shall be deemed to have been delivered to Lessor unless copies of both of the same are sent to Lessor’s Lender (if any) and Lessor’s property manager (if any) at the same time as they are sent to Lessor (and in the same manner as notices are required under Paragraph 23 to be sent to Lessor). Lessee’s delivery obligation to Lessor’s Lender and Lessor’s property manager shall arise only if Lessee has been provided, in writing, address information for such parties. As of the date of this Lease, Lessor’s Lender and Lessor’s property manager’s respective address information is set forth in Paragraph 23. If Lessor fails to respond to Lessee’s second request within ten (10) business days after Lessor’s receipt of such second notice and provided that Lessor’s Lender and Lessor’s property manager received both notices as required pursuant to the preceding sentence, Lessor shall be deemed to have approved such assignment or subletting. Notwithstanding anything to the contrary contained in this Paragraph 12.7, under no circumstances shall Lessee be released from any obligations under this Lease nor shall any assignment or sublease alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee, unless Lessee is specifically released from liability in writing by Lessor.

13. DEFAULT; REMEDIES.

13.1 Lessee Events of Default. The occurrence of any one or more of the following events shall, at Lessor’s option, constitute an “Event of Default”:

(a) The abandonment of the Premises or the vacating of the Premises without apparent intent to return and without (i) providing a reasonable level of security to minimize potential vandalism, or (ii) continuing to satisfy all of Lessee’s financial and other obligations under this Lease;

(b) The failure of Lessee to make any payment of Rent when due; provided, however, that Lessor will give Lessee written notice and an opportunity to cure any failure to pay Rent within ten (10) days of any such notice not more than twice in any twelve (12) month period;

(c) The failure to provide reasonable evidence of insurance or surety bond, or to fulfill any other obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of four (4) business days following written notice to Lessee.

(d) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements if written evidence of the same is in Lessee’s possession or control or, if the same is not in Lessee’s possession or control, Lessee’s failure to use commercially reasonable efforts to obtain such evidence promptly after request by Lessor, (ii) the rescission of an unauthorized assignment or subletting, (iii) an Estoppel Certificate within the time period provided for in Paragraph 16(a), (iv) an Assignment LOC or replacement Assignment LOC if (and when) required under this Lease, (v) a requested subordination, (vi) evidence concerning any guaranty, (vii) any document requested under Paragraph 42 (easements), or (viii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of ten (10) days following written notice to Lessee.

(e) The failure of Lessee to perform any of the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof, other than those described in subparagraph 13.1(a), (b), (c) or (d) above, where such failure continues for a period of thirty (30) days after written notice (unless a shorter cure period is provided for elsewhere in this Lease); provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a default if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(f) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(g) The discovery that any financial statement of Lessee given to Lessor was materially false.

13.2 Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within any applicable notice or grace period (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee within ten (10) business days following Lessee’s receipt of an invoice therefor. In the event of an Event of Default, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Event of Default:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and leasing commissions. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Efforts by Lessor to mitigate damages caused by Lessee’s Event of Default under this Lease shall not waive Lessor’s right to recover damages under Paragraph 13. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the default within the greater of the two such grace periods shall constitute both an unlawful detainer and Event of Default entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. This remedy is intended to be the remedy described in California Civil Code Section 1951.4, and the following provision of Section 1951.4 is repeated here: “The Lessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).” Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3 Intentionally Omitted.

13.4 Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five (5) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to

Lessor a one-time late charge equal to three percent (3%) of each such overdue amount. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default or Event of Default with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance.

13.5 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) day after it was due as to non-scheduled payments. The interest (“Interest”) charged shall be equal to nine percent (9%) per annum, but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6 Breach by Lessor. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

14. CONDEMNATION. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than twenty percent (20%) of the Building, or more than twenty-five percent (25%) of the land area portion of the Premises not occupied by the Building, is taken by Condemnation or in the event that an entire driveway providing access from a public right of way to the Premises is taken by Condemnation and Lessee is left with only one driveway providing access from a public right of way to the Premises and Lessor is unable to provide a replacement driveway providing access from a public right of way to the Premises, Lessee may, at Lessee’s option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not timely terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee may apply for a separate award for Lessee’s relocation expenses, loss of business goodwill, business interruption and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation (to an architecturally sound unit) to the extent of any proceeds actually received by Lessor.

15. BROKERS.

15.1 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

15.2 Brokers’ Commissions. Lessor’s Broker and Lessee’s Broker shall be compensated in connection with this Lease in accordance with separate written agreements between Lessor and each such Broker.

16. ESTOPPEL CERTIFICATES.

(a) Each Party (as “Responding Party”) shall within fifteen (15) days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form of a commercially reasonable “Estoppel Certificate” form, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party, or Lessor’s lender, if any.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such fifteen (15) day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

(c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past three (3) years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth

17. DEFINITION OF LESSOR. If Lessor shall at any time transfer its interest in the Premises or this Lease and provided that the transferee assumes the obligations of Lessor under the Lease occurring after such transfer, Lessor shall be released of any obligations occurring after such transfer, and Lessee shall look solely to Lessor’s successors for performance of such obligations. Upon such transfer or assignment, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by such transferee.

18. SEVERABILITY. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. DAYS. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20. LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Lessee on behalf of itself and all successors and assigns of Lessee, covenants and agrees that, notwithstanding anything to the contrary and notwithstanding any applicable law to the contrary:

(a) the liability of Lessor under this Lease (including any liability for any actual or alleged failure, breach or default by Lessor under this Lease and/or negligence of Lessor hereunder) and any recourse against Lessor shall be limited solely to Lessor’s interest in the Premises (and not any other assets of Lessor); and

(b) the obligations of Lessor under this Lease do not constitute personal obligations of the members, partners or subpartners of Lessor, or any of the managers, directors, officers or shareholders of Lessor or Lessor’s members, partners or subpartners, and Lessee shall not seek recourse against any such person or against any of their personal assets for satisfaction of any liability with respect to this Lease.

21. TIME OF ESSENCE. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22. NO PRIOR OR OTHER AGREEMENTS. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective.

23. NOTICES.

23.1 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by a recognized overnight courier which issues receipts of delivery, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted below shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

To Lessor:	SP Kaiser Gateway I, LLC
c/o CB Richard Ellis Strategic
Partners II, L.P.
865 South Figueroa Street
35th Floor
Los Angeles, CA 90017
Attention: President
If required under this Lease
To Lessor’s Lender:	Fleet National Bank, as Agent
Suite 800
Mail Stop: RI DE 03308A
111 Westminster Street
Providence, Rhode Island 02903
Attention: Commercial Real Estate Loan Administration
If required under this Lease
To Lessor’s property manager:	Newport Real Estate Services, Inc.
1122 Bristol Street, Suite 110
Costa Mesa, CA 92626
Attention: Aaron Weiner

To Lessee:	Leapfrog Enterprises, Inc.
6401 Hollis Street, Suite 150
Emeryville, CA 94608
Attn: Senior Vice President, Distribution and Logistics

With a copy to:	Leapfrog Enterprises, Inc.
6401 Hollis Street, Suite 150
Emeryville, CA 94608
Attn: Chief Counsel

And after Commencement Date:	Leapfrog Enterprises, Inc.
13479 Valley Road
Fontana, California 92335
Attn: Director of Distribution Operations

23.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24. WAIVERS. No waiver by Lessor of a default or Event of Default with respect to any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default or Event of Default by Lessee with respect to the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any default or Event of Default by Lessee. Any payment by Lessee may be accepted by Lessor on account of monies or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

25. RECORDING. No recordation of any memorandum of this Lease, or “short form” of this Lease, shall be permitted without the prior written consent of Lessor, which shall be withheld or given in Lessor’s sole discretion. The Party requesting recordation shall be responsible for payment of any fees applicable thereto.

26. NO RIGHT TO HOLDOVER.

26.1 Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding the expiration or termination, and shall indemnify and hold harmless Lessor against any loss arising out of such holding over. In addition, Lessee shall remain responsible for paying Operating Expenses, Real Property Taxes, insurance and all other costs and expenses and Rent which are the responsibility of Lessee under this Lease. Except as provided for in Paragraph 26.2, nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

26.2 Notwithstanding anything to the contrary contained in Paragraph 26.1, subject to the provisions of the last sentence of this Paragraph 26.2, so long as Lessee is not in default under this Lease on the date it provides the written notice described herein or on the date on which the Permitted Holdover (as defined herein) commences, Lessee may, by providing Lessor with written notice (the “Holding Over Notice”) no less than six (6) months prior to expiration of the Term, hold over in the Premises for a period of no more than six (6) months from the end of the Term (the “Permitted Holdover”). If Lessee fails to specify the term of the Permitted Holdover in the Holding Over Notice, Lessee shall be deemed to have elected to hold over for six (6) months. Base Rent during the Permitted Holdover shall be increased to one hundred twenty percent (120%) of the Base Rent applicable during the month immediately preceding the expiration of the Term, and Lessee shall remain responsible for paying Operating Expenses, Real Property Taxes, insurance and all other costs and expenses and Rent which are the responsibility of Lessee under this Lease. Following any Permitted Holdover, the provisions of Paragraph 26.1 shall apply. Notwithstanding anything to the contrary contained in this Paragraph 26.2, if, at any time prior to sixty (60) days prior to the expiration of the Term, Lessor notifies Lessee that Lessor has entered into a new lease with a tenant for all or any portion of the Premises, the provisions of this Paragraph 26.2 shall have no further force or effect and Lessee shall have no right to hold over (including no right to the Permitted Holdover).

27. CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. COVENANTS AND CONDITIONS; CONSTRUCTION OF AGREEMENT. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29. BINDING EFFECT; CHOICE OF LAW. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30. SUBORDINATION; ATTORNMENT; NON-DISTURBANCE.

30.1 Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof; provided, however, that Lessee receives a commercially reasonable Non-Disturbance Agreement (as hereinafter defined). Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lessor’s Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2 Attornment. Subject to the non-disturbance provisions of Paragraph 30.3, Lessee agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (ii) be subject to any offsets or defenses which Lessee might have against any prior lessor, or (iii) be bound by prepayment of more than one (1) month’s rent.

30.3 Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s attornment shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that (i) Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in breach hereof and attorns to the record owner of the Premises, and (ii) contains such other terms and conditions as are customarily required by lenders. Lessee agrees, from time to time during the Term of this Lease, upon demand to execute, acknowledge and deliver a commercially reasonable subordination, non-disturbance and attornment agreement or such other instruments, confirming the subordination of this Lease to any Security Device and containing such other terms and conditions as are customarily required by lenders, and such instruments of attornment as shall be requested by any Lessor’s Lender; provided, however that so long as there is no Event of Default hereunder, Lessee’s right to possession of the Premises shall not be disturbed by Lessor’s Lender.

30.4 Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

31. ATTORNEYS’ FEES. If either Party brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default or resulting Event of Default.

32. LESSOR’S ACCESS; SHOWING PREMISES; REPAIRS. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times, upon reasonable advance notice to Lessee and accompanied by a representative of Lessee, for the purpose of showing the same to prospective purchasers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary. All such activities shall be without abatement of rent or liability to Lessee. Lessor may at any time place on the Premises any ordinary “For Sale” signs and Lessor may during the last nine (9) months of the term hereof place on the Premises any ordinary “For Lease” signs.

33. AUCTIONS. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. SIGNS. Subject to: (a) compliance with any recorded covenants, conditions or restrictions affecting the Premises, (b) receipt of the prior written consent of the County, (c) receipt of the prior written consent of Lessor regarding the location, design, size, color, material, composition and plans and specifications, and (d) erecting all signs in accordance with approved plans and specifications, in a good and workmanlike manner, in accordance with Applicable Requirements, now in force or hereafter enacted, and after Lessee has received all requisite approvals thereunder (all of the foregoing being hereinafter collectively referred to as the “Sign Requirements”), Lessee shall have the right, at its sole cost and expense, to construct or paint and maintain its signs at the Premises. Lessee shall maintain all signs in a good, clean and safe condition and in accordance with the Sign Requirements, including all repairs and replacements thereto. Upon the expiration or earlier termination of the Lease, Lessee shall, at its sole cost and expense, remove all signs and repair all damage caused thereby and restore the Premises to its condition prior to the installation of the signs. Notwithstanding the foregoing, no assignee of this Lease nor any sublessee of all or any portion of the Premises shall be permitted to construct or maintain any signs at the Premises unless such signs comply with all of the provisions of this Paragraph 34 and Lessor has approved in writing in advance the location, design, size, color, material, composition and plans and specifications of such signs.

35. TERMINATION; MERGER. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for an Event of Default by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

36. CONSENTS. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no default or Event of Default by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing default or Event of Default, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request.

37. INTENTIONALLY OMITTED.

38. QUIET POSSESSION. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39. OPTIONS.

39.1 Definition. “Option” shall mean the right to extend the term of or renew this Lease.

39.2 Options Personal To Original Lessee. The Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and, except for Permitted Subleases, only while the original Lessee is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting. Notwithstanding anything to the contrary contained in the preceding sentence, the Option may be assigned in connection with any Permitted Transfer of this Lease.

39.3 Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option during any Event of Default or during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee).

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 39.3(a)

39.4 Lessee’s Option to Extend Term.

(a) Extension Rights. Lessee shall have two (2) consecutive Options (each an “Extension Right”) to extend the term of this Lease for five (5) years each (each an “Extension Term”) on the same terms and conditions as this Lease (other than as to the amount of Base Rent and the Tenant Improvement Construction Agreement) by giving Lessor written notice (the “Election Notice”) of its election to exercise the Extension Right at least nine (9) months prior, and no earlier than eighteen (18) months prior, to the expiration of the Original Term of the Lease and, if Lessee exercised the first Extension Right, the expiration of the first Extension Term of the Lease.

Upon the commencement of the first Extension Term, Base Rent shall be 95% of the then prevailing Market Rate (as defined below). Upon the commencement of the second Extension Term, Base Rent shall be 95% of the then prevailing Market Rate.

As used herein, “Market Rate” shall mean the then market rental rate then being charged in similar buildings in the Ontario Airport Area for space comparable to the Premises, taking into consideration all economic factors that would affect a determination of Market Rate including use, location, leasehold improvements provided, improvement allowances granted, quality and age of the Building.

Lessor shall give Lessee notice of Lessor’s determination of Market Rate prior to two hundred ten (210) days prior to the expiration of the Original Term of the Lease and, if Lessee exercised the first Extension Right, the expiration of the first Extension Term of the Lease. If, on or before the date which is one hundred eighty (180) days prior to the expiration of the Original Term of this Lease or, if applicable, the first Extension Term, Lessee has not agreed with Lessor’s determination of the Market Rate, Lessee shall be deemed to have elected arbitration as described in Paragraph 39.4(b). Lessee acknowledges and agrees that, if Lessee has elected to exercise an Extension Right by delivering the Election Notice to Lessor as required in this Paragraph 39.4(a), Lessee shall have no right thereafter to rescind or elect not to extend the term of the Lease for the applicable Extension Term

(b) Arbitration. Within ten (10) days of Lessee’s notice to Lessor of its election to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the applicable Extension Term. If both parties submit Extension Proposals, then Lessor and Lessee shall meet within seven (7) days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate. If Lessor and Lessee are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within ten (10) days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted Arbitrator shall determine the Base Rent for the applicable Extension Term. The Arbitrators so appointed shall, within five (5) business days after their appointment, appoint a third Arbitrator. If the Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon ten (10) days prior written notice to the other party of such intent.

The decision of the Arbitrator(s) shall be made within thirty (30) days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. If a single Arbitrator is chosen, the Arbitrator shall choose between Lessor’s proposed Market Rate or Lessee’s proposed Market Rate, and the decision of the single Arbitrator shall be final and binding upon the parties. If a three Arbitrator panel is chosen then each Arbitrator shall render his or her separate opinion of Market Rate. If the three opinions are within five percent (5%) of one another, then the average of the three opinions shall be the Market Rate, and shall be final and binding upon the parties. If the three opinions are not within five percent (5%) of one another, then the Arbitrators shall choose, by majority vote, between Lessor’s proposed Market Rate or Lessee’s proposed Market Rate, and the decision of the Arbitrators shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator (or the fees and expenses of the single Arbitrator if a single Arbitrator is appointed) shall be borne equally by both parties. If the

Market Rate is not determined by the first day of the applicable Extension Term, then Lessee shall pay Lessor Base Rent in an amount equal to the Base Rent in effect immediately prior to the applicable Extension Term and until such determination is made. After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Lessee. Lessor and Lessee shall then execute an amendment recognizing the Market Rate for such Extension Term.

An “Arbitrator” shall be any person appointed by or on behalf of either Party or appointed pursuant to the provisions hereof and: (i) shall be an MAI appraiser with not less than seven (7) years of experience in the appraisal of industrial real estate and with working knowledge of current rental rates and practices in the Ontario Airport area, and (ii) in all respects impartial and disinterested. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar).

40. INTENTIONALLY OMITTED.

41. SECURITY MEASURES. Lessee hereby acknowledges that the rental payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

42. RESERVATIONS. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements (including, without limitation, access and/or reciprocal easements affecting the Premises and neighboring projects), rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of, or access to, the Premises by Lessee or rights granted to Lessee under the Lease. Lessee agrees, upon not less than fifteen (15) days prior written notice, to sign any documents reasonably requested by Lessor to effectuate any such access and/or easement rights, dedication, map or restrictions, and to abide by the terms of any such restrictions and/or agreements.

43. PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay.

44. AUTHORITY. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within thirty (30) days after request, deliver to the other party satisfactory evidence of such authority.

45. INTENTIONALLY OMITTED.

46. OFFER. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47. AMENDMENTS. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

48. MULTIPLE PARTIES. If more than one person or entity is named herein as either Lessor or Lessee, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

49. INTENTIONALLY OMITTED.

50. UNAVOIDABLE DELAYS. If the performance of Lessor of any act required herein, including, without limitation, the design, planning, permitting, construction and completion of the Tenant Improvements, is prevented or delayed by reason of strikes, lockouts, labor disputes, governmental delays, acts of God, fire, floods, epidemics, freight embargoes, unavailability of materials and supplies, development moratoriums imposed by any governmental authority, or other causes beyond the reasonable control of Lessor, Lessor shall be excused from performing that obligation for the period equal to the period of prevention or delay.

51. FINANCIAL INFORMATION. Lessee shall furnish Lessor with true and complete copies of (i) Lessee’s most recent audited annual financial statements within 90 days of the end of each of Lessee’s fiscal years, (ii) Lessee’s most recent unaudited quarterly financial statements within 45 days of the end of each of Lessee’s first three fiscal quarters of each of Lessee’s fiscal years, all of which shall be treated by Lessor as confidential information belonging to Lessee, and (iii) any other financial information or summaries that Lessee typically provides to its lenders or shareholders. Notwithstanding the foregoing, so long as Lessee’s stock is actively traded on a public exchange regulated by the United States Securities and Exchange Commission, Lessee shall not be obligated to deliver any financial statements to Lessor.

52. TRAILER PARKING AREA.

52.1 Definitions. “Easement Agreement” shall mean that certain Grant of Easements and Restrictive Covenants in the form attached hereto as Exhibit B-3 which is being entered into between Lessor and the owner of Parcel 12 concurrently with the execution of this Lease and shall, promptly after being executed and notarized, be recorded in the Official Records of the County. “Parcel 12” shall mean that certain real property containing approximately 19 acres located adjacent to the Premises and more particularly described on Exhibit B-1 attached hereto. “Trailer Parking Area” shall mean that portion of Parcel 12 as generally shown (cross hatched) on the site plan attached hereto as Exhibit B-2. Lessee acknowledges that the site plan for the Trailer Parking Area is subject to approval and/or modifications required by the County. In addition, Lessee acknowledges that the site plan for the Trailer Parking Area is subject to minor modifications by Lessor provided that such modifications do not materially and adversely affect Lessee’s use of the Trailer Parking Area for truck and trailer parking, do not result in the Premises and Trailer Parking Area together having less than 200 trailer parking spaces and 200 car spaces or do not reduce the total site coverage of the Trailer Parking Area. At the request of either party, Lessor and Lessee shall execute an amendment to this Lease, in a mutually acceptable form, to revise Exhibit B-2 to conform to the new description of the Trailer Parking Area. “Lot Line Adjustment” shall mean the modification of the legal description of the Premises to include the Trailer Parking Area.

52.2 Intentionally Omitted.

52.3 Use of the Trailer Parking Area - Easement Agreement. From and after the date of Substantial Completion of the Trailer Parking Improvements (as defined in Exhibit C), Lessee shall only have the right to use the Trailer Parking Area for pedestrian and vehicular (including trucks and trailers) ingress and egress and truck and trailer parking. Lessee’s right to use the Trailer Parking Area shall be subject to the terms of the Easement Agreement and, except as otherwise provided for in this Paragraph 52.3, all of the terms of this Lease as if the Trailer Parking Area were part of the Premises. Lessee shall also have the right to access the Trailer Parking Area (subject to the terms of the Easement Agreement) to maintain, repair or construct alterations on the Trailer Parking Area in accordance with this Section 52 and subject to the terms of the Easement Agreement.

Without limiting the foregoing provisions of this Paragraph 52.3, commencing on the date of Substantial Completion of the Trailer Parking Improvements and continuing during the term of the Easement Agreement (but not extending beyond the expiration or earlier termination of this Lease except for those obligations of Lessee which expressly survive the expiration or earlier termination of this Lease), (i) all of Lessee’s indemnity, protection, defense and hold harmless obligations under this Lease including, without limitation, those set forth in Paragraphs 6.2(d) and 8.7(a) which relate to the Premises shall be construed as applying to the Trailer Parking Area as if the Trailer Parking Area were part of the Premises and Lessor were the owner of the Trailer Parking Area, (ii) Lessee shall have no right to make any Alterations to the Trailer Parking Area unless the same are approved in writing by Lessor and the owner of the Trailer Parking Area, (iii) any casualty and/or condemnation relating to the Trailer Parking Area shall not be grounds for Lessee to exercise any termination rights which Lessee may have under Paragraphs 9 and 14 of this Lease (but Rent shall be equitably abated during Lessee’s loss of use of the Trailer Parking Area), (iii) Lessee shall, and shall cause the Lessee Parties to, comply with all of the terms of the Easement Agreement, (iv) Lessee shall maintain the Trailer Parking Area in the same condition as Lessee is required to maintain the Premises, and (v) Lessee shall name the owner of the Trailer Parking Area as an additional insured on all policies of insurance that Lessee is required to name Lessor as an additional insured and, upon request from Lessor, Lessee shall provide Lessor with evidence of the same.

Lessee specifically acknowledges and agrees that, commencing on the date of Substantial Completion of the Trailer Parking Improvements and continuing during the term of the Easement

Agreement (but not extending beyond the expiration or earlier termination of this Lease except for those obligations of Lessee which expressly survive the expiration or earlier termination of this Lease), it is the intention of the Parties that, except for the cost of the Trailer Parking Improvements (including costs associated with entitlements, County permits and approvals and the Lot Line Adjustment), Lessee shall be responsible for paying all costs and expenses associated with the Trailer Parking Area, including, without limitation, those (i) imposed upon Lessee under this Section 52.3 and (ii) incurred by or charged to Lessor under the terms of the Easement Agreement including, without limitation, the Easement Area Costs (as defined in the Easement Agreement). Notwithstanding the foregoing, Lessee shall not be required to reimburse Lessor for any costs relating to the Trailer Parking Area for which Lessor is reimbursed by the owner of Parcel 12 or, except to the extent incurred as a result of a late payment by Lessee, for any interest charges that accrue under Section 3 of the Easement Agreement. Notwithstanding anything to the contrary contained in this Section 52, Lessor shall have the right to require that payment by Lessee for the costs and expenses that will be due under this Paragraph 52.3 be handled in a similar manner to the way Operating Expenses are handled under Paragraph 5.2 (i.e. estimated costs and expenses paid monthly in advance with a subsequent reconciliation).

During the term of this Lease, except as otherwise provided in this Paragraph 52, Lessor shall not consent to (i) the termination of the Easement Agreement except pursuant to Paragraph 14 of the Easement Agreement or in connection with a Lot Line Adjustment unless Lessee consents thereto in writing, which consent may be withheld in Lessee’s good faith sole discretion, and (ii) any modification or amendment of the Easement Agreement which materially and adversely affects the use of the Easement Area for trailer or vehicle parking or which results in the Premises and Trailer Parking Area together having less than 200 trailer parking spaces and 200 car spaces unless Lessee consents thereto in writing, which consent may be withheld in Lessee’s good faith sole discretion. Upon the termination or material modification of the Easement Agreement in violation of this paragraph, the Base Rent payable by Lessee as set forth in Section 1.5 of this Lease shall be reduced during the Original Term of this Lease by one and one-half cents ($0.015) per square foot of the Building in proportion to Lessee’s loss of use of the Trailer Parking Area.

Lessor agrees to diligently pursue obtaining County’s approval for the Trailer Parking Improvements and Trailer Parking Area. If after Lessor’s good faith, commercially reasonable efforts, the County imposes conditions, restrictions or requirements in connection with or as a result of granting its approval of the Trailer Parking Improvements and Trailer Parking Area which can be satisfied by Lessor through the expenditure (or deemed expenditure as provided for in the last sentence of this paragraph) of funds (collectively, “Monetary Conditions”), Lessor agrees to satisfy such Monetary Conditions up to a maximum expenditure of $200,000. If the satisfaction of the Monetary Conditions will cost (or be deemed to cost) more than $200,000 or if the County’s conditions, restrictions or requirements are such that they cannot be satisfied through the expenditure (or deemed expenditure) of money (collectively, “Non-Monetary Conditions”) and such Non-Monetary Conditions impose conditions, restrictions or requirements (as determined in Lessor’s good faith, commercially reasonable judgment) which are unacceptable to Lessor, the parties agree to meet and in good faith attempt to reach a mutually satisfactory solution. The parties agree that a County condition requiring a reduction in the square footage of the proposed building on Parcel 12 (with a current proposed size of 334,798 square feet) shall be deemed to be a Monetary Condition with a cost of Fifteen Dollars

($15.00) per square foot being attributed to each square foot that the proposed building is required to be reduced.

Lessor agrees to give Lessee prompt written notice of any Monetary Conditions or Non-Monetary Conditions which Lessor is unwilling or unable to meet (setting forth the nature and/or cost of such conditions) and the parties agree to meet within ten (10) business days following delivery of such notice. If the parties cannot reach mutual agreement within ten (10) business days following the date of the meeting on how to satisfy such Monetary Conditions, then Lessor shall have the right to terminate the Easement Agreement and the Base Rent will be reduced by $0.015 per square foot of the Building per month for the Original Term. If the parties cannot reach mutual agreement within ten (10) business days following the date of the meeting on how to satisfy any Non-Monetary Conditions, the parties agree to go to non-binding mediation which mediation shall take place within thirty (30) days following the date of the meeting. The parties will have thirty (30) days from the date of the mediation to agree upon a mutually acceptable solution and if not reached, in writing, within such thirty (30) day period, then Lessor shall have the right to terminate the Easement Agreement and the Base Rent will be reduced by $0.015 per square foot of the Building per month for the Original Term.

Lessee acknowledges and agrees that, upon any termination of the Easement Agreement (including as provided therein), all of Lessee’s rights under the Easement Agreement shall terminate. Lessee further acknowledges and agrees that, upon the expiration or any earlier termination of this Lease, all of Lessee’s rights under the Easement Agreement shall terminate. All of the obligations of Lessee under this Paragraph 52.3 arising prior to the termination of the Easement Agreement which survive and/or have not been fully performed shall survive the termination of the Easement Agreement.

52.4 Use of Trailer Parking Area – Lot Line Adjustment. If Lessor causes the Lot Line Adjustment to be completed, then, from and after the effective date of the Lot Line Adjustment (which shall be the date the Lot Line Adjustment map is recorded) and without the need for any written amendment to this Lease or further confirmation, (i) the term Premises (as defined in Paragraph 1.2) shall be automatically amended to include the Trailer Parking Area and the legal description of the Premises which is attached hereto as Exhibit A-1 shall be deemed amended to include the Trailer Parking Area, as depicted and more particularly described on the recorded Lot Line Adjustment, (ii) if Lessor has not yet completed the Trailer Parking Improvements to the Trailer Parking Area, Lessor shall diligently proceed to cause the same to be completed, (iii) subject to the terms of this Lease, after the completion of the Trailer Parking Improvements to the Trailer Parking Area, Lessee shall only have the right to use the Trailer Parking Area for the uses described in the first paragraph of Section 52.3, and (iv) Lessee shall be responsible for paying Operating Expenses, Real Property Taxes, service contracts, utilities, insurance, maintenance and any and all other costs for the incorporated Trailer Parking Area, but the Base Rent payable by Lessee shall not be increased. At the request of either party, Lessor and Lessee shall execute an amendment to this Lease, in a mutually acceptable form, to confirm the new description of the Premises after the Lot Line Adjustment.

52.5 Cooperation with Lessor. Lessee shall, upon request from Lessor, cooperate with Lessor as may be reasonably required in connection with effectuating the Easement Agreement and/or the Lot Line Adjustment. To that end, Lessee agrees, upon not less than ten (10) days prior written notice, to sign any documents reasonably requested by Lessor to effectuate the Easement Agreement and/or the Lot Line Adjustment.

53. INTERPRETATION. Neither party hereto nor their respective attorneys shall be deemed the drafter of this Lease for purposes of interpreting or construing any of the provisions of this Lease in any judicial proceeding which may hereafter arise between the Parties or their respective assigns or successors-in-interest. No prior drafts of this Lease shall be used in interpreting or construing this Lease. This Lease shall be interpreted in accordance with the fair meaning thereof, and not strictly for or against any party hereto. Lessee acknowledges that it has read this Lease in its entirety and has had the opportunity to freely negotiate any or all of the terms hereof before executing the same.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

LESSOR:

SP KAISER GATEWAY I, LLC, a Delaware limited liability company

By:	/s/ PHILIP G. HENCH

Name:	Philip G. Hench
Its:	Vice President

By:	/s/ MARK ZIKAKIS

Name:	Mark Zikakis
Its:	Vice President

LESSEE:

LEAPFROG ENTERPRISES, INC., a Delaware corporation

By:	/s/ ANDREW J. MURRER

Name:	Andrew J. Murrer
Its:	Sr. V.P. Operations and Logistics

By:	/s/ G. F. FORSYTH

Name:	Gerald F. Forsyth
Its:	Chief Operating Officer

By:	/s/ JAMES P. CURLEY

Name:	James P. Curley
Its:	Chief Financial Officer

EXHIBIT A-1

Description of the Premises

[schematics omitted]

EXHIBIT A-1

EXHIBIT A-2

Legal Description of the Premises

Parcel A:

That portion of Parcels 10, 11 and 12 of Parcel Map 15118, in the County of San Bernardino, State of California, as per map recorded in Book 195, page(s) 41 through 46, inclusive, of Parcel Maps, in the office of the County Recorder of said County being described as follows: Beginning at the Northeasterly corner of said Parcel 11, said point being the beginning of a curve concave Northerly and having a radius of 2260.00 feet, a radial line from said point bears North03°35’33”West; thence Easterly 21.08 feet along said curve and the Northerly line of said Parcel 12 through a central angle of 00°32’04”; thence leaving said Northerly line South04°15’12”East 258.09 feet; thence South 14°51’39”West 174.13 feet; thence South 00°48’00”West 674.29 feet to a point on the Southerly line of said Parcel 11; thence along said Southerly line North 75°50’54”West 27.38 feet; thence North72°35’28”West 440.00 feet; thence North 75°50’54”West 936.73 feet to the beginning of a curve concave Southwesterly and having a radius of 588.69 feet, said curve being on the Westerly line of said Parcel11, a radial line from said point bears North89°16’57”West; thence Northwesterly 226.45 feet along said curve and its Northwesterly continuation through a central angle of 22°02’23”; thence non-tangent to said curve North 14°51’39”East 779.89 feet to a point on the Northerly line of said Parcel 10, said point being the beginning of a non-tangent curve concave Southerly and having a radius of 1592.00 feet, a radial line from said point bears South 17°01’49”West; thence Southeasterly 161.14 feet along said curve and Northerly lines of said Parcels 10 and 11 through a central angel of 05°47’58” to a point of concave curvature with a curve concave Southerly and having a radius of 2140.00 feet; thence Easterly 20.57 feet along said curve through a central angle of 00°33’03” to a point of reverse curvature with a curve concave Northerly and having a radius of 2260.00 feet; thence Easterly 1063.95 feet along said curve through a central angle of 26°58’24” to the point of beginning.

Said property is also shown as Parcel B of Lot Line Adjustment No. 0079-03 recorded May 16, 2003, as Instrument No. 2003-329935, Official Records.

Parcel B:

Non-exclusive easements for vehicular and pedestrian (including trucks and trailers) ingress and egress and incidentals thereto as fully set out in those certain “Grant of Easements and Restrictive Covenants” dated June 13, 2003 and recorded June 13, 2003 as Instrument No. 2003-0400791 and 2003-0400792, Official Records.

EXHIBIT A-2

EXHIBIT B-1

Description of Option Parcel

PARCEL A:

That portion of Parcels 11 and 12 of Parcel Map 15118, in the County of San Bernardino, State of California, as per map recorded in Book 195, page(s) 40 through 46, inclusive, of Parcel Maps, in the office of the County Recorder of said County being described as follows: Beginning at the Northeasterly corner of said Parcel 11, said point being the beginning of a curve concave Northerly and having a radius of 2260.00 feet, a radial line from said point bears North03°35’33”West; thence Easterly 21.08 feet along said curve and the Northerly line of said Parcel 12 through a central angle of 00°32’04”; thence leaving said Northerly line South04°15’12”East 258.09 feet; thence South 14°51’39”West 174.13 feet; thence South 00°48’00”West 674.29 feet to a point on the Southerly line of said Parcel 11; thence along the Southerly lines of said Parcels 11 and 12 South 75°50’54”East 162.63 feet; to the beginning of a curve concave Northerly and having a radius of 6795.00 feet; thence Southwesterly 400.98 feet along said curve through a central angle of 03°22’52; thence non-tangent to said curve North33°26’30”East 106.99 feet; thence South 89°45’06”East 99.89 feet to the Southeast corner of said Parcel 12; thence N00°17’51”East 1188.01 feet along the Easterly line of said Parcel 12 to the Northeast corner of said parcel, said Northeasterly corner being the beginning of a non-tangent curve concave Southerly and having a radius of 5940.00 feet, a radial line from said point bears South 01°16’09”East; thence Westerly 575.27 feet along the Northerly line of said Parcel 12 and said curve through a central angle of 05°32’56” to a point of reverse curvature with a curve concave Northerly and having a radius of 2260.00 feet; thence Westerly 106.15 feet along said curve through a central angle of 02°41’28” to the point of beginning. Said property is also shown as Parcel C of Lot Line Adjustment No. 0080-03 recorded May 16, 2003, as Instrument No. 2003-329936, Official Records.

PARCEL B

Non-exclusive easements for vehicular and pedestrian (including trucks and trailers) ingress and egress and incidentals thereto as fully set out in those certain “Grant of Easements and Restrictive Covenants” dated June 13, 2003 and recorded June 13, 2003 as Instrument No. 2003-0400791 and 2003-0400792, Official Records.

EXHIBIT B-1

EXHIBIT B-2

Trailer Parking Area

[schematics omitted]

EXHIBIT B-2

EXHIBIT B-3

Form of Easement Agreement

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

SP Kaiser Gateway I, LLC

c/o CB Richard Ellis Strategic

Partners, II, L.P.

865 South Figueroa Street

Suite 3500

Los Angeles, California 90017

Attention: Philip Hench

(Space Above For Recorder’s Use)

GRANT OF EASEMENTS AND RESTRICTIVE COVENANTS

[Parcel 12 Expansion Area]

This GRANT OF EASEMENTS AND RESTRICTIVE COVENANTS (“Agreement”) is dated as of March             , 2004 and entered into by and between CATELLUS LAND AND DEVELOPMENT CORPORATION, a Delaware corporation (the “Parcel 12 Owner”), and SP KAISER GATEWAY I, LLC, a Delaware limited liability company (the “Parcel 11 Owner”).

R E C I T A L S :

A. The Parcel 12 Owner is the owner of that certain real property located in the County of San Bernardino, State of California, more particularly described in Exhibit A-1 attached hereto and depicted on Exhibit A-3 attached hereto (the “Parcel 12 Property”). The Parcel 12 Owner is also the Declarant, as successor to CCG Ontario, LLC, a Delaware limited liability company, under that certain Declaration of Covenants, Conditions and Restrictions for Kaiser Commerce Center dated as of January 15, 2002, recorded on January 16, 2002, as Instrument No. 20020022475 in the Official Records of San Bernardino County, California (the “Declaration”).

B. The Parcel 11 Owner is the owner of that certain real property located in the County of San Bernardino, State of California, more particularly described on Exhibit A-2 attached hereto and depicted on Exhibit A-3 attached hereto (the “Parcel 11 Property”). The Parcel 12 Property and the Parcel 11 Property are sometimes referred to herein individually as a “Parcel” and collectively as the “Parcels.” For purposes of this Agreement, “Owner” and/or “Owners” shall mean one or more persons or entities who, alone or collectively, are the record owner(s) of fee simple title to a Parcel.

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C. The Parcel 12 Owner has agreed to grant, establish and create an easement on and over the Parcel 12 Property adjacent to the Parcel 11 Property as such easement is more particularly described and illustrated on the pages attached hereto as Exhibit B, for the purposes provided herein for the benefit of the Parcel 11 Property (the “Easement Area”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parcel 11 Owner and the Parcel 12 Owner do hereby agree for themselves, their successors and assigns and the respective owners, lessees, licensees, occupants and encumbrancers of the Parcel 11 Property and the Parcel 12 Property, as follows:

1. Grant of Easement. The Parcel 12 Owner hereby grants to the Parcel 11 Owner for the benefit of the Parcel 11 Property, and for the benefit of the future owners of the Parcel 11 Property, and their respective tenants, subtenants, licensees, employees, agents, invitees, legal representatives, successors and assigns, an irrevocable (subject only to the automatic termination provided in Paragraph 13(a)), perpetual non-exclusive easement in, on, over, under and upon the Easement Area for the sole purpose of the expansion of the building and/or other site improvements (including, without limitation, parking spaces and trailer storage areas) located on the Parcel 11 Property (the “Parcel 11 Improvements”), such that the improvements located in the Easement Area are integrated with and attached to or form part of the Parcel 11 Improvements. Without limiting the foregoing, (a) the easement granted herein shall include, without limitation, the right to construct, use, remove, alter, access and otherwise deal with any improvements now or hereafter located in the Easement Area so long as the same are integrated with and attached to or form a part of the Parcel 11 Improvements (the intent being that the Parcel 11 Owner may not use the Easement Area for speculative or other development unrelated to the expansion of the Parcel 11 Improvements), together with all rights incidental thereto reasonably necessary in connection therewith, and (b) the Easement Area may be used for pedestrian and vehicular (including trucks and trailers) ingress and egress and truck and trailer parking so long as the same serves the Parcel 11 Improvements (but not other real property or operations on other real property).

2. Maintenance and Operation of Easement Area; Sharing of Costs.

(a) Except as provided below, the Owner of the Parcel 11 Property shall keep and maintain the Easement Area, in good condition and repair, free of trash and other debris, and in accordance with all applicable laws, ordinances, regulations, codes and all covenants and restrictions recorded against the Easement Area as of the date hereof and the Declaration. Except as provided in Paragraph 2(b), the Owner of the Parcel 12 Property shall have no obligation to maintain, repair or replace the Easement Area.

(b) Notwithstanding any provision in this Agreement to the contrary, each Owner shall be responsible to repair, at its sole cost and expense, any damage to the Easement Area that is not due to the elements and ordinary wear and tear and was caused by such Owner or such Owner’s employees, tenants, contractors, agents, invitees or licensees. Further, notwithstanding any provision in this Agreement to the contrary, each Owner shall be responsible, at its sole cost and expense, to keep and maintain the

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Easement Area free from construction debris (including dirt removal, on a daily basis) during any construction activity on such Owner’s Parcel.

(c) Commencing upon the date of the recordation of this Agreement in the Official Records of San Bernardino County, California and continuing thereafter, and without limiting any other provision of this Agreement, the Owner of the Parcel 11 Property shall reimburse the Owner of the Parcel 12 Property for ten and one-half percent (10.5%) of the real property taxes and assessments (including the CFD Special Taxes, as defined below) and common area assessments under the Declaration relating to the Parcel 12 Property (collectively, the “Easement Area Costs”). Without limiting the foregoing, costs incurred by the Owner of the Parcel 12 Property pursuant to Paragraph 2(b) shall not constitute Easement Area Costs. The percentage of Easement Area Costs payable by the Owner of the Parcel 11 Property has been calculated based on the relative area of the Easement Area to the entire Parcel 12 Property, and assuming that the Easement Area and the remainder of the Parcel 12 Property are unimproved. In the event that the Easement Area and/or the remainder of the Parcel 12 Property are improved and the Easement Area Costs are increased as a result thereof, the Owner of the Parcel 12 Property and the Owner of the Parcel 11 Property shall agree upon an equitable apportionment of the Easement Area Costs so that the Owner of the Parcel 11 Property is only responsible for the reimbursement of Easement Area Costs attributable to the Easement Area. In furtherance of the foregoing, with respect to such real property taxes and assessments (including the CFD Special Taxes), if the Easement Area and/or the remainder of the Parcel 12 Property are improved, and such improvements increase the amount of such taxes and assessments, then (a) if such increase is attributable to improvements on the Easement Area, then such increase shall be paid by the Owner of the Parcel 11 Property, (b) if such increase is attributable to improvements on the Parcel 12 Property other than the Easement Area, then such increase shall be paid by the Owner of the Parcel 12 Property and shall not constitute Easement Area Costs, and (c) if such increase is attributable to improvements on both the Easement Area and the remainder of the Parcel 12 Property, the parties shall agree upon an equitable apportionment of such increase.

The Owner of the Parcel 11 Property shall reimburse the Owner of the Parcel 12 Property its 10.5% share of the Easement Area Costs within thirty (30) days after the Owner of the Parcel 12 Property delivers to the Owner of the Parcel 11 Property copies of receipts reasonably substantiating the Easement Area Costs incurred, provided that such invoices shall not be submitted or due and payable more frequently than once each calendar month.

If, after the Owner of the Parcel 11 Property acquires fee title to the Easement Area, the Easement Area and the remainder of the Parcel 12 Property are not separate tax parcels, then, notwithstanding the termination of this Agreement, the Owner of the Parcel 11 Property shall reimburse the Owner of the Parcel 12 Property for ten and one-half percent (10.5%) of the Easement Area Costs on the terms set forth in this Agreement until such time as the Easement Area and the remainder of the Parcel 12 Property are separately assessed tax parcels. The provisions of this paragraph shall survive any termination or expiration of this Agreement.

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The Owner of the Parcel 11 Property’s obligation to reimburse the Owner of the Parcel 12 Property for Easement Area Costs as provided herein shall survive any termination or expiration of this Agreement with respect to any Easement Area Costs incurred or accruing prior to such termination or expiration.

As used herein, “CFD Special Taxes” means the special taxes and/or assessments levied against the Parcel 12 Property by Community Facilities District No. 2002-1 (Kaiser Commerce Center) and Community Facilities District No. 2002-2 (Central Valley FPD – Fire Protection Services).

(d) All improvements constructed by the Parcel 11 Owner within the Easement Area shall be at the sole expense of the Owner of the Parcel 11 Property, and the Owner of the Parcel 12 Property and its employees, tenants, contractors, agents, invitees or licensees shall not raze, alter or otherwise modify (or allow anyone acting by, through or under such Owner or employees, tenants, contractors, agents, invitees or licensees to raze, alter or otherwise modify) such improvements constructed within the Easement Area.

(e) The Owner of the Parcel 11 Property and its tenants, subtenants, licensees, employees, agents and invitees shall have priority at all times with respect to the use of designated vehicle and trailer parking spaces located in the Easement Area. Neither the Owner of the Parcel 12 Property nor any of its employees, tenants, contractors, agents, invitees or licensees shall (i) erect or allow any barrier to be put on any portion of the Easement Area or otherwise obstruct the use of the Easement Area for the purposes set forth herein, or (ii) use or allow the use (temporarily or permanently) of the Easement Area in any manner which would prevent, limit or impair the use of the Easement Area for the purposes set forth herein.

3. Self-Help Remedies. If either party hereto fails to perform any of its obligations under this Agreement, in whole or in part, in addition to all other remedies it may have at law or in equity, the non-defaulting party shall have the right, but not the obligation, upon thirty (30) days’ prior written notice to the defaulting party (unless within that thirty (30) day period the defaulting party shall cure the default) to proceed to take such action as shall be reasonably necessary to cure the default, including entering any portion of the Easement Area to cure such default (including entering such reasonable portion of the defaulting party’s real property along and adjacent to the Easement Area for the repair, maintenance and construction needed to cure the defaulting party’s default), all in the name of such defaulting party and for the account of the defaulting party; provided, however, in the event of an emergency, the non-defaulting party may take such action to cure the default with such notice to the defaulting party as is reasonable under the circumstances. If either party expends sums for the performance of any obligations of the other party pursuant to the exercise of any self-help remedies under this Agreement, the defaulting party shall reimburse the non-defaulting party for the cost of that performance, within fifteen (15) days after the receipt of a statement therefor along with reasonable documentation substantiating the costs incurred by the non-defaulting party. Thereafter, interest shall accrue upon any unpaid amounts at the rate of ten percent (10%) per annum. Further, if the Parcel 11 Owner fails to pay the Easement Area Costs when due under Paragraph 2(c) above, interest shall accrue upon any unpaid amounts at the rate of ten percent (10%) per annum until it is paid in full. If the defaulting party fails to promptly pay any payment due under this Agreement

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(including the Parcel 11 Owner’s failure to pay the Easement Area Costs when due), the non-defaulting party (including the Parcel 12 Owner in the case where the Parcel 11 Owner fails to pay the Easement Area Costs when due) shall have the right to set off the amount due the defaulting party against any payments due from the nondefaulting party to the defaulting party under this Agreement. In addition, the non-defaulting party is hereby granted a lien against the defaulting party’s respective real property to secure the payment of all sums due and payable by the defaulting party hereunder, however, such lien may not be foreclosed by suit, power of sale or in any other manner permitted by applicable law, including power of sale foreclosure. Any lien granted under this Paragraph 3 shall automatically and unconditionally be subject and subordinate to any mortgage or deed of trust or any other security now or hereafter placed on a Parcel, or any portion thereof, and to all renewals, modifications, consolidations and replacements of such mortgages or deeds of trust.

4. Declarant Consent. The Parcel 12 Owner, in its capacity as Declarant under the Declaration, hereby agrees that, notwithstanding anything to the contrary set forth in the Declaration, the Easement Area may be used for offsite parking and trailer storage for the operations now or hereafter conducted on the Parcel 11 Property (but not other real property or operations on other real property).

5. Sale of Property. From and after the effective date of any sale, transfer or termination of the fee interest of an Owner in and to such Owner’s respective Parcel, that party shall be released and discharged from any and all obligations, responsibilities and liabilities under this Agreement as to the parts sold or transferred, except those obligations, responsibilities and liabilities, if any, which have already been accrued as of such date, and any such transferee by the acceptance of the transfer of such interest, shall (except as provided in Paragraph 3 above) thereupon become subject to the terms, conditions and covenants contained in this Agreement to the same extent as if such transferee were originally a party hereto.

6. Covenants Running with the Land. This Agreement is made for the direct benefit of and shall bind the parties hereto and their respective successors and assigns in interest with respect to the Parcel 11 Property and the Parcel 12 Property. The benefits and burdens of the easements, covenants and restrictions contained in this Agreement shall run with the Parcel 11 Property and the Parcel 12 Property as covenants and equitable servitudes running with the land. Any person or party who now or hereafter owns or acquires any right, title or interest in or to any portion of the Parcel 11 Property and/or the Parcel 12 Property shall be conclusively deemed to have consented to and agreed to the easements, covenants and restrictions contained herein.

7. Protection of Mortgages. The breach of any of the provisions of this Agreement shall not defeat or render invalid the lien of any duly recorded mortgage or deed of trust encumbering the Parcel 11 Property or the Parcel 12 Property or any portion thereof, which is/are made in good faith and for value, provided that (subject to the provisions of Paragraph 3 above) all provisions of this Agreement shall be binding upon and effective against any owner of the Parcel 11 Property and/or the Parcel 12 Property whose title is acquired by foreclosure, deed in lieu of foreclosure, trustee’s sale or otherwise.

8. Dedication. Nothing herein contained shall be deemed to be a gift or dedication of any part of the Parcel 11 Property or Parcel 12 Property to the general public, or for the

6

general public or for any public purpose whatsoever, it being the intention of the parties executing this Agreement that this Agreement shall be strictly limited to and for the purposes herein expressed.

9. Existing Encumbrances and Reserved Easement.

(a) The easement granted herein is made subject and subordinate to: (i) all real property taxes and assessments (including the CFD Special Taxes), not delinquent; (ii) all other covenants, conditions, restrictions, reservations, rights, rights of way, easements, encumbrances, liens and title matters of record as of the date hereof, including, without limitation, the Declaration; and (iii) the Environmental Restrictions, the Restrictive Covenants and the Remediation Easement and all other matters set forth in that certain Grant Deed pursuant to which the Parcel 12 Owner’s predecessor acquired title to the Parcel 12 Property, which was recorded in the Official Records on August 16, 2000 as Document No. 20000294484.

(b) The prior owner of fee title to the Parcel 12 Property, CCG Ontario, LLC, a Delaware limited liability company (“CCG”), entered into that certain Imminent and Substantial Endangerment Determination and Consent Order (“Consent Order”) with the State of California, Environmental Protection Agency, Department of Toxic Substances Control (“DTSC”) pertaining to a portion of the former Kaiser Steel Mill property, which includes the Parcel 12 Property. The DTSC has issued a no further action letter dated September 13, 2001 for the Parcel 12 Property (“NFA Letter”). Notwithstanding the issuance of the NFA letter, the Consent Order requires that CCG undertake a site-wide groundwater monitoring program. Depending upon the results of the groundwater monitoring, remediation of groundwater may be required by DTSC. The Parcel 12 Owner is granting the easement to the Parcel 11 Owner subject to, among other things, a reservation of a non-exclusive easement in, on, under and through the Easement Area in favor of CCG, the Parcel 12 Owner, DTSC and their respective representatives and contractors (collectively, “Easement Holders”) for access to and the performance of assessment, monitoring, remediation and operations and maintenance activities (including without limitation installing, using, maintaining, operating, inspecting, repairing, replacing, supplementing and removing related equipment) with respect to the existence of Hazardous Materials in, on or under the Parcel 12 Property as may be necessary to effectuate the terms of the Consent Order, as same may be amended (hereinafter, the “Access Easement”); provided, that:

•

the Easement Holder’s use of the Access Easement shall not unreasonably interfere with the Owner of the Parcel 11 Property’s use, development, occupation and operation of the Easement Area. The DTSC has agreed to use its best efforts not to unreasonably interfere with the use, development, occupation and operation of the Parcel 12 Property by CCG or any other owners of the Parcel 12 Property or their tenants, occupants and licensees. Parcel 12 Owner agrees that unless ordered to do so by a governmental agency with jurisdiction, Parcel 12 Owner will not place any monitoring and/or treatment wells inside of any improvements constructed on the Easement Area and all monitoring and/or treatment wells will be located in an area reasonably acceptable to the Owner of the Parcel 11 Property. In the event the DTSC or such other governmental agency with

7

jurisdiction orders well locations within improvements, Parcel 12 Owner will use its commercially reasonable efforts to influence the applicable agency to allow such well to be located outside of the improvements including, without limitation, allowing the Owner of the Parcel 11 Property to attend and participate in meetings and/or conference calls with such agency regarding same;

•	the Easement Holders’ use of the Access Easement shall comply with all applicable governmental laws, rules and regulations;

•	Parcel 12 Owner will indemnify, defend and hold harmless the Owner of the Parcel 11 Property and its tenants, lenders, successors and assigns from and against any and all loss, liability, claim, damage, injury, accident, or other casualty to any person or property to the extent resulting from the exercise of the Access Easement by Parcel 12 Owner; provided that the Owner of the Parcel 11 Property shall provide written notice to Parcel 12 Owner promptly after the Owner of the Parcel 11 Property has knowledge of the occurrence of any such loss, liability, claim, damage, injury, accident, or other casualty and shall promptly forward to Parcel 12 Owner any and all documents relating thereto at the following address: 3990 Westerly Place, Suite 120, Newport Beach, California 92660, Attention: Charlie McPhee;

•	Parcel 12 Owner will repair any and all damage done to the Easement Area as a result of the Easement Holder’s use of the Access Easement, at Parcel 12 Owner’s sole cost;

•	prior to and at all times during the exercise of the Access Easement, Parcel 12 Owner shall maintain with a reputable insurance company licensed to do business in the State of California such commercial general liability insurance policies with such commercially reasonable liability limits as are normally carried for comparable projects in Southern California which shall name the Owner of the Parcel 11 Property as an additional insured; Parcel 12 Owner shall deliver to the Owner of the Parcel 11 Property certificates evidencing such coverage; and

•	from and after the date CCG assigns, in compliance with the Consent Order, all of (but not less than all of) its rights and obligations under the Consent Order to another party and such assignee assumes in writing all of the obligations of the Parcel 12 Owner under paragraphs (i) through (v) above, Parcel 12 Owner shall be released from all further obligations under paragraphs (i) through (v) arising after the date of such assignment and assumption. Parcel 12 Owner or the assignee of Parcel 12 Owner shall advise the Owner of the Parcel 11 Property in writing of any such assignment and assumption and shall deliver a copy of the applicable assignment and assumption agreement, and notice thereof may, at Parcel 12 Owner’s election, be recorded in the official records of the County of San Bernardino, California.

10. Governing Laws. This Agreement shall be construed in accordance with the laws of the State of California.

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11. Severability. Invalidation of any one or a portion of the provisions in this Agreement by judgment or court order shall in no way affect any other provisions which shall remain in full force and effect.

12. No Waiver. Failure to enforce any covenant, condition or restriction contained in this Agreement in any certain instance or on any particular occasion shall not be deemed a waiver of such right on any such future breach of the same or any other covenant, condition or restriction.

13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. The signature of a party to any counterpart may be removed and attached to any other counterpart. Any counterpart to which is attached the signatures of all parties shall constitute an original of this Agreement.

14. Amendment and Termination.

(a) Subject to the provisions of Paragraph 2(c), this Agreement shall automatically terminate at such time as the Owner of the Parcel 11 Property acquires fee title to the Easement Area, and no consent or approval from any owner, Parcel 11 Owner (including, without limitation, Leapfrog Enterprises, Inc.), licensee, occupant, encumbrancer or other party shall be necessary in connection with such termination.

(b) Except for the automatic termination provided in Paragraph 15(a), (i) this Agreement may be modified, amended or terminated in whole or in part only by the written consent of the Owners of the Parcel 11 Property and the Parcel 12 Property, (ii) no modification, amendment or termination of this Agreement as to a particular Parcel shall be effective as to the holder of any then-existing mortgage or deed of trust affecting any portion of a Parcel unless such party consents thereto in writing, and (iii) any modification, amendment or termination of this Agreement shall become effective only upon recording the same in the office of the County Recorder of San Bernardino County, California.

15. Exhibits. The Exhibits attached hereto are hereby incorporated herein by this reference for all purposes.

16. Attorneys’ Fees. In any action between the parties arising out of this Agreement, the prevailing party in the action shall be entitled, in addition to damages, injunctive relief or other relief, to its reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs fixed by the court.

17. Authorization. Each individual executing this Agreement on behalf of the Parcel 11 Owner or the Parcel 12 Owner is duly authorized to execute and deliver this Agreement on behalf of that party and such execution is binding upon such party on whose behalf such individual is executing this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Parcel 11 Owner”:	SP KAISER GATEWAY I, LLC, a Delaware limited liability company

By:

Name:

Title:

By:

Name:

Title:

“Parcel 12 Owner”:	CATELLUS LAND AND DEVELOPMENT CORPORATION, a Delaware corporation

	By:	Catellus Commercial Development Corporation, a Delaware corporation Its; Agent

By:

Name:

Title:

By:

Name:

Title:

10

STATE OF	)

) SS.
COUNTY OF	)

On                                         , before me,                                         , a Notary Public, personally appeared                                         , and                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

STATE OF	)

) SS.
COUNTY OF	)

On                                                  , before me,                                              , a Notary Public, personally appeared                                         , and                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public

EXHIBIT A-1

DESCRIPTION OF PARCEL 12 PROPERTY

PARCEL A:

That portion of Parcels 11 and 12 of Parcel Map 15118, in the County of San Bernardino, State of California, as per map recorded in Book 195, page(s) 40 through 46, inclusive, of Parcel Maps, in the office of the County Recorder of said County being described as follows:

Beginning at the Northeasterly corner of said Parcel 11, said point being the beginning of a curve concave Northerly and having a radius of 2260.00 feet, a radial line from said point bears North03°35’33”West; thence Easterly 21.08 feet along said curve and the Northerly line of said Parcel 12 through a central angle of 00°32’04”; thence leaving said Northerly line South04°15’12”East 258.09 feet; thence South 14°51’39”West 174.13 feet; thence South 00°48’00”West 674.29 feet to a point on the Southerly line of said Parcel 11; thence along the Southerly lines of said Parcels 11 and 12 South 75°50’54”East 162.63 feet; to the beginning of a curve concave Northerly and having a radius of 6795.00 feet; thence Southwesterly 400.98 feet along said curve through a central angle of 03°22’52; thence non-tangent to said curve North33°26’30”East 106.99 feet; thence South 89°45’06”East 99.89 feet to the Southeast corner of said Parcel 12; thence N00°17’51”East 1188.01 feet along the Easterly line of said Parcel 12 to the Northeast corner of said parcel, said Northeasterly corner being the beginning of a non-tangent curve concave Southerly and having a radius of 5940.00 feet, a radial line from said point bears South 01°16’09”East; thence Westerly 575.27 feet along the Northerly line of said Parcel 12 and said curve through a central angle of 05°32’56” to a point of reverse curvature with a curve concave Northerly and having a radius of 2260.00 feet; thence Westerly 106.15 feet along said curve through a central angle of 02°41’28” to the point of beginning.

Said property is also shown as Parcel C of Lot Line Adjustment No. 0080-03 recorded May 16, 2003, as Instrument No. 2003-329936, Official Records.

PARCEL B

Non-exclusive easements for vehicular and pedestrian (including trucks and trailers) ingress and egress and incidentals thereto as fully set out in those certain “Grant of Easements and Restrictive Covenants” dated June 13, 2003 and recorded June 13, 2003 as Instrument No. 2003-0400791 and 2003-0400792, Official Records.

EXHIBIT A-2

DESCRIPTION OF PARCEL 11 PROPERTY

Parcel A:

That portion of Parcels 10, 11 and 12 of Parcel Map 15118, in the County of San Bernardino, State of California, as per map recorded in Book 195, page(s) 41 through 46, inclusive, of Parcel Maps, in the office of the County Recorder of said County being described as follows:

Beginning at the Northeasterly corner of said Parcel 11, said point being the beginning of a curve concave Northerly and having a radius of 2260.00 feet, a radial line from said point bears North03°35’33”West; thence Easterly 21.08 feet along said curve and the Northerly line of said Parcel 12 through a central angle of 00°32’04”; thence leaving said Northerly line South04°15’12”East 258.09 feet; thence South 14°51’39”West 174.13 feet; thence South 00°48’00”West 674.29 feet to a point on the Southerly line of said Parcel 11; thence along said Southerly line North 75°50’54”West 27.38 feet; thence North72°35’28”West 440.00 feet; thence North 75°50’54”West 936.73 feet to the beginning of a curve concave Southwesterly and having a radius of 588.69 feet, said curve being on the Westerly line of said Parcel11, a radial line from said point bears North89°16’57”West; thence Northwesterly 226.45 feet along said curve and its Northwesterly continuation through a central angle of 22°02’23”; thence non-tangent to said curve North 14°51’39”East 779.89 feet to a point on the Northerly line of said Parcel 10, said point being the beginning of a non-tangent curve concave Southerly and having a radius of 1592.00 feet, a radial line from said point bears South 17°01’49”West; thence Southeasterly 161.14 feet along said curve and Northerly lines of said Parcels 10 and 11 through a central angel of 05°47’58” to a point of concave curvature with a curve concave Southerly and having a radius of 2140.00 feet; thence Easterly 20.57 feet along said curve through a central angle of 00°33’03” to a point of reverse curvature with a curve concave Northerly and having a radius of 2260.00 feet; thence Easterly 1063.95 feet along said curve through a central angle of 26°58’24” to the point of beginning.

Said property is also shown as Parcel B of Lot Line Adjustment No. 0079-03 recorded May 16, 2003, as Instrument No. 2003-329935, Official Records.

Parcel B:

Non-exclusive easements for vehicular and pedestrian (including trucks and trailers) ingress and egress and incidentals thereto as fully set out in those certain “Grant of Easements and Restrictive Covenants” dated June 13, 2003 and recorded June 13, 2003 as Instrument No. 2003-0400791 and 2003-0400792, Official Records.

EXHIBIT A-3

DEPICTION OF PARCELS

[schematics omitted]

EXHIBIT B

EASEMENT AREA

[schematics omitted]

Lender’s Consent and Subordination

The undersigned, Fleet National Bank (“Lender”), is the current beneficiary under the following deed of trust (“Encumbrance”): that certain Deed of Trust made by SP KAISER GATEWAY I, LLC, a Delaware limited liability company, as trustor, in favor of Lender, as beneficiary, recorded in the Official Records of San Bernardino County, California on June 13, 2003, as Instrument No. 0400793, securing a promissory note in the original principal amount of Fifty-Five Million Dollars ($55,000,000). The Encumbrance currently encumbers the real property described as the “Parcel 11 Property” on the attached Grant of Easements and Restrictive Covenants. Lender hereby consents to the provisions of the Grant of Easements and Restrictive Covenants and hereby unconditionally subordinates the lien of the Encumbrance in the provisions of the Grant of Easements and Restrictive Covenants.

LENDER:	FLEET NATIONAL BANK

By:

Print Name:

Print Title:

STATE OF	)

) SS.
COUNTY OF	)

On                                         , before me,                                         , a Notary Public, personally appeared                                         , and                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

EXHIBIT C

Tenant Improvement Construction Agreement

This Tenant Improvement Construction Agreement (“TI Construction Agreement”) is entered into by and between SP KAISER GATEWAY I, LLC, a Delaware limited liability company (“Lessor”), and LEAPFROG ENTERPRISES, INC., a California corporation (“Lessee”).

R E C I T A L S :

A. Lessor and Lessee have entered into that certain Industrial Lease – Net (“Lease”) with respect to certain real property and the improvements thereon commonly known as 13479 Valley Road, unincorporated San Bernardino County (“County”), Fontana Area, California (the “Premises”), as more particularly described in the Lease.

B. This TI Construction Agreement is Exhibit C to the Lease and constitutes an integrated part of the Lease.

C. The owner of adjacent property described in the Lease as “Parcel 12” is granting to Lessor for the benefit of the Premises a perpetual non-exclusive easement in, on, over, under and upon a portion of Parcel 12 (the “Trailer Parking Area”) for, among other purposes, the right of ingress and egress and truck and trailer parking thereon, upon terms and conditions contained in an easement agreement to be executed between Lessor and the owner of Parcel 12 (the “Easement Agreement”). Under certain circumstances, Lessor has the right to terminate the Easement Agreement. The terms of the Trailer Parking Area easement and Lessee’s use thereof is more specifically set forth in Section 52 of this Lease.

D. The Parties have agreed that Lessor shall construct certain Tenant Improvements (as defined below) to the Premises and on the Trailer Parking Area, as provided in this TI Construction Agreement.

E. Capitalized terms not defined in this TI Construction Agreement shall have the meanings given to such terms in the Lease.

AGREEMENT

18. Tenant Improvements. Subject to the terms and conditions of this TI Construction Agreement, Lessor shall construct or cause to be constructed for Lessee, on a “turn key” basis (subject to the Office Improvement Allowance described in Section 4 below), certain improvements to the Premises as more particularly described on Schedule 1 attached hereto and incorporated herein by this reference (“Building Tenant Improvements”) and certain improvements to the Trailer Parking Area as more particularly described on Schedule 2 attached hereto and incorporated herein by this reference (“Trailer Parking Improvements”). Certain aspects of the Building Tenant Improvements are more particularly shown on the racking plan dated February 18, 2004 prepared by Lessee and attached hereto as Schedule 1-B. Lessee acknowledges that there are no improvements of any type which are not present in or on the Premises or on the Trailer Parking Area as they exist as of the date of this Lease which are to be

EXHIBIT C

provided by Lessor, except for the Tenant Improvements. As used in this Lease and TI Construction Agreement the term “Tenant Improvements” shall mean collectively the Building Tenant Improvements and the Trailer Parking Improvements.

19. Plans and Specifications.

(a) The Tenant Improvements shall be constructed pursuant to a site plan, space plan, and drawings and specifications approved by Lessor and Lessee, in each case in the exercise of their reasonable business judgment. The site plan, space plan, and drawings and specifications shall be prepared by a registered architect selected by Lessor and reasonably approved by Lessee (the “Architect”) as more specifically set forth in Section 2(b). The approved Architect is MVA Architects.

(b) Attached hereto as Schedule 1-C is a space plan for the office portion of the Building Tenant Improvements. The Architect shall prepare and submit for Lessee’s and Lessor’s respective approval, in accordance with the respective project schedules provided by Lessor to Lessee, preliminary plans and specifications for the Building Tenant Improvements and the Trailer Parking Improvements (“Preliminary Drawings”). Upon receipt of the parties’ approval of the Preliminary Drawings, Architect shall prepare “Working Drawings” from the Preliminary Drawings and shall submit same to Lessor and Lessee for their respective approval in accordance with the project schedule provided by Lessor. Notwithstanding the foregoing sentence, Lessee shall have the right to approve the Working Drawings only with respect to material changes to the Preliminary Drawings (including material Governmental Agency Changes) or in connection with a Lessee-initiated Change Order (as provided in Section 5 below). Lessor and Lessee shall approve or disapprove any plans, specifications and/or drawing submission, in each instance, within five (5) business days of their receipt of same. The Parties shall execute a copy of the final approved space plan and Working Drawings, to indicate their consent to same (the “Approved Plans”). The Approved Plans shall be complete in all respects and shall accurately show the location, type, quality and finish all of the Tenant Improvements.

(c) Lessor agrees to promptly commence and diligently pursue construction of the Trailer Parking Improvements after receipt of the requisite County approvals and permits. In the event that Lessor terminates the Easement Agreement in accordance with Section 52.3 of this Lease, Lessor’s obligation to construct the Trailer Parking Improvements also shall terminate.

20. Plan Check; Approval of Changes. Upon the approval of the Working Drawings by Lessor and Lessee (if applicable), Lessor shall submit same to the County for plan checking and the issuance of all necessary building permits and approvals. Lessee shall have the right to consent to any changes to the approved Working Drawings required by the County or any other governmental agency which materially impact Lessee’s intended use of the Premises or materially alter the Working Drawings (collectively, “Government Agency Changes”). Lessee’s consent to same shall not be unreasonably withheld or delayed. Lessee shall not have the right to object to non-material changes required by the County or any other governmental agency, but shall be apprised of any such non-material changes.

EXHIBIT C

21. Contractor; Cost of Tenant Improvements. The Tenant Improvements shall be constructed by a general contractor selected by Lessor (the “Contractor”), pursuant to an arms’ length contract entered into with Lessor. Except as otherwise provided herein, Lessor shall pay all costs (hard and soft) for the design, permitting and construction of the Tenant Improvements in accordance with the Approved Plans. Notwithstanding the foregoing, the Parties have established a cap of $300,000 (based on 6000 square feet of office space at $50.00 psf) (“Office Improvement Allowance”) for the cost (hard and soft) of constructing, in accordance with the Approved Plans, a portion of the Tenant Improvements designated on Schedule 1 as the “Office Improvements” (“Office Improvements”). Prior to the commencement of the construction of the Office Improvements, Lessor shall submit to Lessee a written estimate of the cost to complete the Office Improvements, which written estimate will be based upon the Approved Plans/Working Drawings taking into account any modifications which may be required to reflect changes in the Working Drawings required by the appropriate governmental authorities in connection with the issuance of a building permit (the “Work Cost Estimate”). The Work Cost Estimate shall be based on a competitive bidding process conducted by Lessor and Contractor and shall include bids from at least three (3) qualified subcontractors for each major subcontract. Lessee shall have the right to request Lessor to solicit one (1) bid from a subcontractor of Lessee’s choice for each major subcontract. If Lessee fails to provide to Lessor the name and contact information of any such subcontractor within three (3) business days after written request, Lessor’s obligation to solicit such bid shall be null and void. Lessee shall either approve the Work Cost Estimate, or disapprove specific items and submit to Lessor revisions to the Working Drawings in the form of a Change Order. Upon Lessee’s approval of the Work Cost Estimate (the “Work Cost Statement”), Lessor shall commence the construction of the Office Improvements in accordance with the project schedule provided by Lessor. If the total costs reflected in the Work Cost Statement exceed the Office Improvement Allowance (the “Excess TI Costs”), the Excess TI Costs shall be payable by Lessee. Notwithstanding the foregoing, Lessor hereby agrees that the amount of the Office Improvement Allowance shall be increased by the amount of cost savings on the Tenant Improvements realized by Lessor on account of value engineering mutually agreed upon by the parties which, as of the date of this Lease, is estimated to be approximately $130,000 based on reduced costs of the dock packages. At the request of either Lessor or Lessee, the parties shall confirm in writing the final amount of the Office Improvement Allowance. A maximum of $300,000 of Excess TI Costs may be amortized (including annualized interest on the unamortized cost at 8.5%) over seventy-seven (77) months in which event Lessee shall pay to Lessor one/seventy-seventh (1/77th) of the Excess TI Costs (including annualized interest on the unamortized cost at 8.5%) each month, on the first day of the month, commencing with Month 1 of the Term. The amortization of such Excess TI Costs shall be at Lessee’s option. If the Excess TI Costs exceed $300,000 Lessee shall be solely responsible for such costs and shall pay such additional Excess IT Costs to Lessor prior to the commencement of construction of the Office Improvements. In the event that the costs to construct the Office Improvements are less than the Office Improvement Allowance, the unused Office Improvement Allowance shall be applied against Change Order Costs, if any. Lessor shall have no obligation to contribute or advance any funds, or undertake any work or improvements except as provided expressly herein, and Lessee shall bear all costs for all other work, improvements, furniture, fixtures and equipment.

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22. Change Orders. If Lessee desires any change in the Preliminary Plans, Working Drawings or Approved Plans (other than in connection, in each instance, with Government Agency Changes or material changes required by Lessor), such changes may only be requested by the delivery to Lessor by Lessee of a proposed written “Change Order” specifically setting forth the requested change. Lessor shall have five (5) business days from the receipt of the proposed Change Order to provide Lessee with Lessor’s disapproval of the proposed change stating the reason(s) for such disapproval, or if the Lessor approves the proposed change, the following items: (i) a summary of any increase in the cost (hard and soft) caused by such change (the “Change Order Cost”) and (ii) a statement of the number of days of any delay caused by such proposed change including as a result of the request itself (the “Change Order Delay”). A Change Order Delay may include delays in the project schedule, if any, resulting from the Change Order approval process set forth in this Section 5. Lessee’s approval shall not be unreasonably withheld or delayed. Lessee then shall have three (3) business days to approve the Change Order Cost and the Change Order Delay. If Lessee approves these items, Lessor shall cause the appropriate changes to the Preliminary Drawings, Working Drawings or Approved Plans (as the case may be) to be made and the Change Order Cost shall be added to the Excess TI Costs, if any, and paid in accordance with Section 4 above. If Lessee fails to respond to Lessor within said three (3) business day period, the Change Order Cost and the Change Order Delay shall be deemed disapproved by Lessee and Lessor shall have no further obligation to perform any work set forth in the proposed Change Order.

23. Construction Standards. All improvements constructed by Lessor or its Contractor shall be constructed in accordance with the Approved Plans and all Applicable Requirements. Such improvements shall be diligently pursued to completion (subject to Force Majeure and Lessee Delays), completed in a good and workmanlike manner, and shall be lien free on completion, subject to Lessee’s obligation to pay any costs attributable to Lessee in accordance herewith. All materials and equipment shall be of good quality consistent with a first class industrial building and new, unless otherwise approved by Lessee in its sole discretion.

24. Substantial Completion. As used in this Lease, the Building Tenant Improvements shall be deemed to be “Substantially Complete” at such time as (i) Lessor can deliver possession to the Premises in a manner useable by Lessee, with the Building Tenant Improvements substantially completed and in place, subject only to “punch list” items, i.e., minor decorative or corrective items to completed, added, or modified but which do not unreasonably interfere with Lessee’s use and enjoyment of the Premises, and (ii) Lessee is legally permitted to use the Premises. Lessor agrees to promptly deliver to Lessee a copy of the certificate of occupancy for the Premises issued by the County. As used in this Lease, the Trailer Parking Improvements shall be deemed to be “Substantially Complete” at such time as (i) Lessor can deliver possession of the Trailer Parking Area in a manner useable by Lessee, with the Trailer Parking Improvements substantially completed and in place, subject only to “punch list” items, i.e., minor decorative or corrective items to completed, added, or modified but which do not unreasonably interfere with Lessee’s use and enjoyment of the Trailer Parking Area, and (ii) Lessee is legally permitted to use the Trailer Parking Area.

25. Lessee Delay. As used herein, “Lessee Delay” shall mean any delay in the commencement or completion of the Tenant Improvements caused by Lessee or any of the

EXHIBIT C

Lessee Parties, including, without limitation, Lessee’s delay in approving the Working Drawings or Approved Plans, Change Order Delays occasioned by Lessee initiated Change Orders, unreasonable interference by Lessee, or its contractors, consultants, or fixture installers with the orderly progress of the construction of the Tenant Improvements, or Lessee’s failure to deliver to Lessor any Excess TI Costs payable by Lessee. Lessor shall give Lessee prompt written notice if Lessor becomes aware that Lessee is in danger of causing a Lessee Delay (other than a Change Order Delay) and if Lessee takes appropriate measures to prevent such delay within one (1) business days following such notice, such delay shall not constitute a Lessee Delay.

26. Inspection Rights. In addition to Lessee’s early entry rights as provided in Section 2.3 of the Lease, Lessee or its agents shall have the right at any and all reasonable times to conduct inspections, tests, surveys and reports of work in progress (“Inspections”) for the purpose of reviewing whether the Tenant Improvements are being constructed in accordance with the Approved Plans, as amended by any approved Change Orders or other agreed upon changes.

27. Lessor’s Warranty, Repair Obligations. Lessor does not warrant that the Tenant Improvements or any component thereof shall be free of latent defects or shall not require maintenance and/or repair within any particular period of time, except as expressly provided below. Lessee acknowledges and agrees that, pursuant to Paragraph 2.4 of the Lease and this Section 10, Lessee shall rely solely on the warranty or guaranty, if any, from the Contractor, subcontractor(s), Architect or other material and/or service provider relative to the proper design and construction of the Tenant Improvements, the Building or any component or system thereof. Notwithstanding the foregoing, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of the problem, Lessor shall be obligated to repair or caused to be repaired, at Lessor’s sole expense, (i) all defects by reason of materials or workmanship, whether such defects are latent or otherwise, in the Tenant Improvements and Building roof membrane, for a period of twelve (12) months following the Commencement Date, and (ii) all defects, latent or otherwise, by reason of materials, or workmanship or repairs occasioned by the failure of any of the following structural elements or systems to be in good working order and repair as of the Commencement Date: the roof (other than the roof membrane); loading doors; electrical, plumbing, fire sprinkler, lighting, heating, ventilating, air conditioning and all other base Building systems (collectively, “Warranty Repairs”), for a period of three (3) months following the Commencement Date. Lessor may cause the repair of such defects or Warranty Repairs to be performed under applicable warranties, provided that the undertaking of repairs under such warranties does not materially delay the such repairs and any repairs not covered by warranty shall be made at Lessor’s sole expense. If Lessee does not give Lessor written notice of any such defect or Warranty Repair within the applicable repair period, correction of such defects or Warranty Repair shall be governed by Sections 2.4, 7.1, 7.2 and other applicable provisions of this Lease.

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SCHEDULE 1-A

LIST OF BUILDING TENANT IMPROVEMENTS

OFFICE IMPROVEMENTS (Lessor shall provide a $300,000 allowance (subject to increase per Section 4 of Exhibit B) toward the construction of the following office and restroom improvements:

•	Northwest office—Approximately 7, 440 square feet of offices and restrooms at the north west corner of the interior of the building, and code-required fixtures as noted on the Space Plan.

•	Northeast office—Approximately 5,200 square feet of offices and restrooms at the north east corner of the interior of the building, and code-required fixtures as noted on the Space Plan.

•	Shipping office—Approximately 740 square feet of offices for shipping and restrooms at the south side of the interior of the building, and code-required fixtures as noted on the Space Plan.

•	Receiving office—Approximately 740 square feet of offices for receiving at the north side of the interior of the building. No restrooms or other code-required fixtures.

The Premises currently provide – or Lessor will construct – the following improvements at Lessor’s sole cost and expense:

Dock Equipment:

•	Dock Seals: 120 Kelley Model WSH 102WP8 dock seals for 9’ x 10’ doors. 61 will have a 10” projection, 59 will have a 20” projection. They will have a 22 ounce vinyl base, and 40 ounce vinyl wear pleats at 8” on center.

•	Dock Lights: 120 Kelley dock lights Model DL-40P with a 40” dual arm dock light and poly head.

•	Dock Doors: Existing Sectional vertical lift, manually operated with pull-rope, inside lockable doors, with steel “Z” jamb guards, painted safety yellow.

•	Levelers/Trailer Restraints: 61 Kelley Model CM 78-35 mechanical dock levelers, 7’ x 8’, 35,000 pound capacity, with a 16” llp, brush weatherseals, 24” wide by 10” high by 4 ½” thick bumpers. 61 Kelley Star 1 manual trailer restraints, with manual red/green light package. Height of Dock: 48 inches.

•	59 Kelley Model EOD 72-30 Edge-O-Dock levelers 72” wide with a 30,000 pound capacity.

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Floor:

•	Floor Sealer/Caulking: Floor is sealed with Lapidolith sealer in strict accordance with manufacturers specifications. 100% of the floor joints shall be caulked with Metzger – McGuire MM80.

•	Bollards: An allowance of ten (10) bollards for exterior pad mounted equipment, transformers and gas risers.

Risk Protection:

•	Fire Sprinkler System: Fully automatic wet pipe fire sprinkler system, 75 psi ESFR, with pump, hydrants, alarms and all other requirements as required to comply with all applicable codes. Riser assembly shall include mechanical alarm valves. System control valves shall either be user mounted with wall post extensions or exterior post indicator lights as required by local fire authorities. All required devices for central station alarm systems interface shall be provided.

•	Emergency Egress Lighting: All emergency egress lighting shall comply with all applicable codes with no less than 20% fitted with emergency battery packs.

•	Fire extinguishers shall be provided per code.

•	Fire alarm notification devices shall be provided as per code.

Mechanical:

•	Building Ventilation: Building ventilation will accommodate one (1) air change per hour.

•	Battery Charger Area: Battery charger area to include fifty-one (51) stations. Fourteen (14), 480 volt, 30-amp circuits to be provided to feed chargers, installed within 100 feet of the existing electrical service. Each circuit to have its own breaker. 1500 square foot epoxy coated floor slab area and free standing eye wash station to be included in this area. Location to be determined based on final building layout.

Electrical:

•	Warehouse Lighting: Lighting type to be metal halide in the warehouse. 25 foot candles at 36” throughout building area and 50 foot candles at 36” AFF at staging areas. Location determined.

•	Electrical Service: 2000 amp main service, 277/480 volt, 3 phase 4 wire expandable to 4000 amps.

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•	Exit lights: Existing LED-type exit lights fitted with emergency battery packs.

•	Truck Gates: Two (2) motorized sliding gates with remote controlled truck access. Motorized gates to be placed at east end of the building on each side of the respective truck courts. Two (2) manual sliding gates on the west side of the building. Motorized gates to be placed in proximity to the office pod.

Site:

•	Perimeter Fencing: Wrought iron 8’ to secure trailer parking area on east side of the property.

•	12 x 9 Guardhouse furnished with utilities, including restroom, installed at specified location.

•	Bollards on east side of building to separate truck/trailer parking from employee parking.

•	East and west driveways to be shaved down to accommodate truck access.

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SCHEDULE 1-B

FEBRUARY 18, 2004 RACKING PLAN

[schematics omitted]

SCHEDULE 1-C

SPACE PLAN

BUILDING TENANT IMPROVEMENTS

[schematics omitted]

SCHEDULE 2

LIST OF TRAILER PARKING IMPROVEMENTS

Trailer Parking Expansion—surface improvements on the east side of the property to be constructed to accommodate 114 trailer parking stalls. Expansion includes engineering, staking, grading, excavation, curb, gutter, drainage structure, site lighting, retaining wall, dolly pad(s), wrought iron 8’ perimeter fencing, protective bollards, striping, and landscaping as required.